Item 6. Selected Financial Data.

Certain of GenTek’s businesses were formerly part of the businesses of The General Chemical Group Inc. (GCG). On April 30, 1999, GCG separated the GenTek business from GCG’s soda ash and calcium chloride industrial chemicals business through a spin-off, by transferring the GenTek business to GenTek, and distributing the common stock of GenTek to GCG’s shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries.

The following selected consolidated financial data of the Company have been derived from and should be read in conjunction with the Company’s Consolidated Financial Statements. In connection with its emergence from bankruptcy on November 10, 2003, the Company has adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company’s post-emergence financial statements (“Successor”) will not be comparable with its pre-emergence financial statements (“Predecessor”).

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003		Years Ended December 31,
				2002		2001	2000	1999
		(In thousands, except per share data)
Statement of Operations Data:
Net revenues	$95,420	$687,629		$861,465		$870,215	$939,595	$825,755
Restructuring and impairment charges	293	24,480		—		108,953	—	—
Operating profit (loss)	4,856	19,704		63,536		(51,432)	105,295	95,248	(1)
Interest expense	2,453	900		59,342		73,544	69,339	39,728
Income (loss) from continuing operations(2)	1,936	466,090	(3)	(100,318	)(3)	(89,622)	19,382	29,008	(1)
Income (loss) from discontinued operations	(844)	28,302		(99,206)		(81,222)	30,859	7,031
Net income (loss)(2)(4)	$1,092	$494,392	(3)	$(360,649	)(3)	$(170,844)	$50,241	$31,100	(1)
Per Share:
Income (loss) from continuing operations—basic(2)	$0.19	$18.23	(3)	$(3.93	)(3)	$(3.52)	$0.79	$1.38	(1)
Income (loss) from continuing operations—diluted(2)	0.19	18.23	(3)	(3.93	)(3)	(3.52)	0.77	1.36	(1)
Net income (loss)—basic(2)(4)	0.11	19.34	(3)	(14.13	)(3)	(6.72)	2.04	1.48	(1)
Net income (loss)—diluted(2)(4)	0.11	19.34	(3)	(14.13	)(3)	(6.72)	1.99	1.45	(1)
Dividends(5)	—	—		—		0.15	0.20	0.20
Balance Sheet Data (at end of period):
Total assets	$1,066,809			$956,985		$1,164,843	$1,350,722	$1,254,866
Long-term debt (including current portion)	251,188			922,683		815,557	796,676	685,409
Total equity (deficit)	278,787			(510,321)		(142,337)	47,658	56,403

______________

(1)	Includes a charge of $6.2 million ($3.7 million after tax or $0.17 per share) primarily related to the spinoff.
(2)

Includes a decrease to the deferred tax asset valuation allowance of $98.5 million ($3.85 per share) in 2003, and an increase to the deferred tax asset valuation allowance of $97.7 million ($3.83 per share) in 2002 to record a valuation allowance for the Company’s net domestic deferred tax assets.

(3)	Includes reorganization items of $416.1 million ($16.28 per share) of income for the period ended November 10, 2003 and $11.6 million ($0.46 per share) of expense in 2002.
(4)

Includes the cumulative effect of a change in accounting principle of $161.1 million ($6.31 per share) in 2002 and extraordinary losses net of tax of $4.9 million ($0.23 per share), related to the early retirement of certain indebtedness in 1999.

(5)	During the fourth quarter of 2001, the Company suspended the payment of quarterly dividends.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

The following section should be read in conjunction with the consolidated financial statements and the notes indicated elsewhere in this Annual Report. This Annual Report on Form 10-K includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements, other than statements of historical facts, included in this Annual Report may constitute forward-looking statements. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. The Company has based these forward-looking statements on its current expectations and projections about future events. Although the Company believes that its assumptions made in connection with the forward-looking statements are reasonable, there can be no assurances that these assumptions and expectations will prove to have been correct. Important factors that could cause actual results to differ from these expectations are disclosed in this Annual Report and include various risks, uncertainties and assumptions. Such factors include, but are not limited to, those set forth in the section of this annual report captioned “Business – Risk Factors”.

Management’s Discussion and Analysis of Financial Condition and Results of operations contains non GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in Item 7. Reconciliation of Non-GAAP Financial Measures is a reconciliation statement of operations data for the full year 2003 to the Predecessor Company and Successor Company statements of operations for the periods ended November 10, 2003 and December 31, 2003, respectively. Management believes that this information is the most relevant and useful formation for making comparisons to the period ended December 31, 2002. References to the full year 2003 throughout this Discussion refer to the above mentioned information.

The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Annual Report might not occur.

Recent Development

On May 18, 2004, the Company sold its KRONE communications business to ADC Telecommunications, Inc. (ADC). Accordingly, all financial information included herein has been restated to reflect the KRONE communications business as discontinued operations. The purchase price included $294 million in cash, subject to post-closing adjustments, and the assumption by ADC of approximately $56 million of foreign pension and employee-related liabilities. Consummation of this transaction triggered the contingent redemption feature of the Company’s tranche A warrants. The Company made the required payment of $8.4 million ($7.13 per warrant) on June 30, 2004, and the tranche A warrants expired.

Reorganization under Chapter 11 of the U.S. Bankruptcy Code

On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the “Debtors”), filed voluntary petitions for reorganization relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ cases were jointly administered as Case No. 02-12986 (MFW).

As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. During the Chapter 11 case, the Debtors operated their respective businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they were permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, were subject to approval by the Bankruptcy Court.

On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the “Ontario Court”), an initial order pursuant to section 18.6 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (CCAA), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

The Debtors filed for relief under Chapter 11 as a result of the Company’s inability to obtain an amendment to its pre-petition senior credit facility. The protection afforded by Chapter 11 allowed the Debtors to continue to serve their customers and preserve the value of their businesses, while they reorganized and worked to develop and implement a strategic plan to deleverage the Company’s balance sheet and create an improved long-term capital structure.

As a result of the Filing, pending pre-petition litigation and claims against the Debtors were stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party was able to take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors’ estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company’s senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

During the Chapter 11 process, the Company’s available cash and continued cash flow from operations were adequate to fund ongoing operations and meet obligations to customers, vendors and employees in the ordinary course of business. Further, in order to augment its financial flexibility during the Chapter 11 process, in March 2003, the Company entered into a debtor-in-possession credit facility with certain members of its pre-petition bank syndicate. This facility enabled the Company to issue up to $50 million of letters of credit, including approximately $30 million of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries’ undertakings (other than ordinary trade credit) and provided the Company’s Noma Company subsidiary with a $10 million revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility expired on the Effective Date and was replaced by the Revolving Credit Facility.

As a general rule, all of the Debtors’ contracts and leases continued in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Code provided the Debtors with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to their business operations. In the event of a rejection of an executory contract or unexpired lease by the Debtors, the affected parties were provided a period of time within which to file rejection damage claims, which were considered to be pre-petition general unsecured claims. As a condition to assumption of an executory contract or unexpired lease, the Debtors were required to cure defaults under such agreements, including, without limitation, payment of any amounts due and owing. Certain executory contracts and unexpired leases were rejected by the Debtors during the course of the bankruptcy proceedings.

On June 30, 2003, the Debtors filed with the Court their first proposed joint plan of reorganization, together with the related disclosure statement. Subsequently, on August 21, 2003, the Debtors filed with the Court their second proposed joint plan of reorganization (the “Second Proposed Plan of Reorganization”), together with the related disclosure statement (the “Second Proposed Disclosure Statement”). A hearing to consider the adequacy of the Second Proposed Disclosure Statement was held on August 25, 2003. At the hearing, the Debtors announced additional revisions to the Second Proposed Plan of Reorganization (as modified, the “Plan of Reorganization”) and the Second Proposed Disclosure Statement (as modified, the “Disclosure Statement”) and agreed to work with certain parties in interest to resolve remaining issues as to the adequacy of the Disclosure Statement. Upon certification of counsel as to the resolution of such issues, the Court, on August 27, 2003, entered an order approving the Disclosure Statement, as revised, and authorizing the Company to begin soliciting votes with respect to the Plan of Reorganization, as revised, from those of its creditors who were entitled to vote. On August 28, 2003, the Debtors filed a revised version of the Plan of Reorganization (the “Final Plan of Reorganization”) and a revised version of the Disclosure Statement, each reflecting the additional revisions announced at the hearing on August 25, 2003 and those subsequently made in resolution of the remaining issues.

The solicitation process commenced on September 3, 2003, when the Debtors mailed the solicitation packages, and concluded on September 30, 2003. The Final Plan of Reorganization was accepted by all but one of the voting classes. On October 3, 2003, the Debtors filed a first modification to the Final Plan of Reorganization (the “Modification”). The confirmation hearing was subsequently held on October 7, 2003, and the Bankruptcy Court on that date entered an order confirming the Final Plan of Reorganization, as modified on October 3, 2003 (the Final Plan of Reorganization as so modified and confirmed, the “Confirmed Plan”). The Confirmed Plan became effective in accordance with its terms on November 10, 2003.

The Confirmed Plan provides that, in full satisfaction of their allowable claims: (i) the holders of existing secured claims under the Company’s pre-petition credit facility (excluding the tranche in which Noma Company is a borrower to the extent such holders were secured by Noma) initially received approximately 81 percent of the common stock of the reorganized Company (the “Reorganized Company”), $60 million in cash (reduced by certain payments) and $216.5 million principal amount of senior term notes issued by the Reorganized Company; (ii) holders of existing secured claims under the term loan facility to Noma Company under the Company’s pre-petition credit facility received approximately 13 percent of the common stock of the Reorganized Company and $33.5 million principal amount of senior term notes issued by the Reorganized Company; (iii) holders of general unsecured claims and trade vendor claims who elected to receive equity in the Reorganized Company on account of their claims received a pro rata distribution of up to approximately 2 percent, in the aggregate, of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (iv) holders of general unsecured claims and trade vendor claims that elected not to receive equity of the Reorganized Company received an amount in cash equal to the lesser of (A) 6 percent of each such holder’s allowed claim or (B) each such holder’s pro rata share of $5 million; (v) holders of unsecured claims relating to the Company’s existing bonds received approximately 4 percent of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (vi) upon the liquidation of their disputed claims, holders of California Tort Claims (as defined in the Confirmed Plan), to the extent they are determined to hold allowable claims, will receive the same treatment of any uninsured portion of their claims (excluding any portion of such claims attributable to noncompensatory damages) as they would have received had such claims been classified as general unsecured claims (except that such holders will not be entitled to elect cash instead of equity); (vii) upon the ratification and consummation of a proposed settlement, holders of Pennsylvania Tort Claims (as defined in the Confirmed Plan) will receive, through their class representative, an aggregate distribution of $120,000 in cash, a note in the principal amount of $675,000, and a payment from the Debtors’ insurer (although the settlement is expected to be ratified and consummated, if the settlement fails, the holders of the Pennsylvania Tort Claims will be treated like California Tort Claims upon liquidation of the Claims); and (viii) holders of claims described in subsections (i), (iii), (iv), (v) and (vi) above will be entitled to receive a portion of any amounts recovered by a preference claim litigation trust created pursuant to the Confirmed Plan. In addition to the foregoing, the Confirmed Plan provides that administrative expense claims, priority claims, convenience claims, a secured claim of the Company against Noma Company in the amount of approximately $5.7 million and certain other secured claims, are to be paid in full. Furthermore, the Confirmed Plan provides for the cancellation of all then outstanding shares of common stock of the Company without any distribution to be made to the holders of such shares.

The Confirmed Plan also provides for, among other things, the amendment of our charter and bylaws, the replacement of our board of directors, the implementation of a new equity incentive plan for our directors, officers and employees, the establishment of a preference litigation trust to pursue preference claims on behalf of certain claimants, the disposition of certain executory contracts and unexpired leases, and certain releases, exculpation and indemnification protections for certain parties in interest.

Pursuant to the Bankruptcy Code, schedules were filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. A bar date of April 14, 2003 was set for the filing of proofs of claim against the Debtors. Differences between amounts recorded by the Debtors and claims filed by creditors have been investigated and will be resolved as part of the proceedings in the Chapter 11 cases. That process is continuing after the Effective Date. Accordingly, the ultimate number and allowed amount of such claims are not presently known but the recovery terms of each such allowed claim is set forth in the Confirmed Plan.

The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. In connection with its emergence from bankruptcy on November 10, 2003, the Company has adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company’s post-emergence financial statements (“Successor”) will not be comparable with its pre-emergence financial statements (“Predecessor”).

Overview

We are a holding company whose subsidiaries manufacture industrial components and performance chemicals. We operate through two primary business segments: manufacturing and performance products. Our products are frequently highly engineered and are important components of, or provide critical attributes to, our customers’ end products or operations. We operate over 60 manufacturing and production facilities located primarily in the U.S., Canada and Mexico. GenTek has no independent operations and, therefore, is dependent upon cash flow from its subsidiaries to meet its obligations.

Manufacturing

The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. During the last two years the Company’s sales and operating profits have been adversely impacted by our major customers’ efforts to reduce their costs. Pricing pressure by the “Big Three” (Ford, Chrysler and General Motors) North American auto manufacturers and Tier 1 suppliers has resulted in lower selling prices and lower volumes as our major customers have resourced business to competitors in the Far East or to their own in house facilities. Sales to the automotive market, which account for approximately 60 percent of the manufacturing segment’s revenue, have declined approximately 15 percent over the last two years, due in large part to the pricing and resourcing issues discussed above. Sales and operating profit related to the appliance and electronics market have also been negatively impacted by similar pricing pressures and lower volumes. Sales to the appliance and electronics market, which account for approximately 20 percent of the manufacturing segment’s revenues, have declined by approximately 29 percent over the last two years. The Company anticipates that sales in the automotive and appliance and electronics markets will decline further in 2004 versus 2003, as stable overall industry production levels are offset by additional resourcing of certain volumes by certain of our customers to competitors in the Far East. In response to these competitive pressures from offshore suppliers in the automotive and appliance and electronics markets, the manufacturing segment has taken aggressive action to improve its cost position. We have closed certain facilities, reduced headcount and other operating expenses, and outsourced production of certain less complex products to lower cost, third party manufacturers in Asia. In addition, as part of our continuing efforts to improve our competitive cost position, we expect to establish our own wire and cable assemblies production facility in Asia within the next twelve months. Sales to the industrial market, which account for approximately 20 percent of the manufacturing segment’s revenues, have increased 16 percent over the two year period. The Company expects that sales in this market will remain essentially unchanged in 2004.

Due to our dependence on the North American automotive market, production levels of the automotive OEMs, especially the Big 3, influence the manufacturing segment’s sales and profitability. The North American automobile and light truck “build rate” is one commonly used indicator of such production levels. More specifically, though, the production levels of the individual engine programs that we supply impact our sales and profitability in the automotive market. Our revenues in this market are also influenced, to a lesser degree, by the North American “class 8” heavy truck build rate. In the appliance and electronic market, shipments of household appliances are one indicator of overall industry production levels.

Profitability in our manufacturing segment can be influenced by a number of factors, including: production levels at our individual manufacturing facilities, as well as the volume and consistency of production levels at our customers’ manufacturing facilities; demands from our customers to reduce the prices of our products; the prices we pay for key raw materials such as steel; and transportation costs.

Performance Products

The performance products segment provides a broad range of value-added chemical products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. Sales to the environmental services and chemical processing markets, which account for approximately 65 percent of the performance products segment’s revenues, have declined approximately 7 percent over the last two years. This decrease is principally due to the Company’s decision to exit its process additives product line through the formation of its joint venture with Esseco S.p.A. and lower sales volume and unfavorable sales mix in the sulfuric acid regeneration and water chemical product lines. The Company anticipates that sales to the environmental services and chemical processing markets will decline by approximately 15 percent in 2004 as a result of the full year impact of the Esseco joint venture and the Company’s decision to close operations at the South Plant of its Delaware Valley Works. Over the past two years, sales of the affected products at the South Plant averaged approximately $50 million annually. Over the next several years, we expect the operating margins and cash flow of our environmental services businesses to improve as a result of these restructuring actions. Sales to the pharmaceutical and personal care market, which account for approximately 20 percent of the performance products segment’s revenue, declined by approximately 12 percent over the last two years, the majority of which decline occurred in 2003 as a result of the Company’s sale of its antacid product line. The Company anticipates sales to this market in the year 2004 will approximate the year 2003 level. Sales to the technology market, which account for approximately 10 percent of the performance products segment’s revenues, have declined by approximately 5 percent during the two year period. The Company anticipates that sales into this market will grow by approximately 10 percent in 2004 due mainly to the emerging recovery in the North American microelectronics industry. The profitability of our performance products segment has also been negatively impacted in recent years by cyclically high raw material prices. While we believe that some of this price pressure will subside in future periods, we cannot be certain of the timing or magnitude of any such price decreases.

In the environmental services market, our revenues are derived principally from the sale of sulfuric acid regeneration services to large oil refineries on the West Coast of the United States and from the sale of water treatment chemicals to municipalities. In the chemical processing market, our revenues are principally derived from the sale of water treatment chemicals, sulfuric acid and sodium nitrite which are used in the manufacture of paper, dyes, pigments, fertilizers as well as many other products. In the pharmaceutical and personal care market, GenTek’s revenues and profitability are driven by sales of active ingredients to manufacturers of antiperspirants, with such manufacturers’ production levels influenced by antiperspirant market share trends and new product introductions. Our sales in the technology market are influenced by North American production levels of semiconductor devices.

Profitability in our performance products segment can be influenced by a number of factors, including: competitive market conditions; production levels at our individual manufacturing facilities; energy costs, including the prices of natural gas and electricity; the prices we pay for our key raw materials, including sulfur, bauxite, hydrate and zirconium-based products; and transportation costs.

Corporate and Other

As a result of the reclassification of the KRONE communications business to discontinued operations, the communications segment is no longer a reportable segment. Accordingly, included in corporate and other is the results of the Company’s printing plate product lines along with corporate administrative expenses.

Results of Operations

The following table sets forth certain line items from our Consolidated Statements of Operations for the three years ended December 31, 2003, 2002 and 2001 and the corresponding percentage of net revenues for the relevant periods presented as a percentage of revenue for the periods indicated. As previously discussed, the Company emerged from Chapter 11 and adopted fresh start accounting on November 10, 2003. As a result of the application of fresh start accounting, the Successor Company’s financial statements are not comparable with the Predecessor Company’s financial statements.

	Years Ended December 31,

	2003		2002		2001

	(In millions)
Net revenues	$783.1	100%	$861.5	100%	$870.2	100%
Cost of sales	644.9	83	701.1	82	714.0	82
Selling, general and administrative expense	88.8	11	96.9	11	98.7	11
Restructuring and impairment charges	24.8	3	—	—	108.9	13

Operating profit (loss)	24.6	3	63.5	7	(51.4)	(6)
Interest expense	3.4	—	59.3	7	73.5	8
Interest income	0.4	—	1.4	—	0.6	—
Reorganization items	(416.1)	(53)	11.6	1	—	—
Other (income), net	(7.1)	(1)	(1.5)	—	(1.1)	—
Income tax provision (benefit)	(23.2)	(3)	95.8	11	(33.6)	(4)

Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$468.0	60%	$(100.3)	(12)%	$(89.6)	(10)%

2003 Compared with 2002

Net revenues were $783 million for the year 2003 compared with $861 million for the prior year. This decrease was due to lower sales in the manufacturing and performance products segments of $51 million and $21 million, respectively, and lower corporate and other of $6 million. Lower volumes with certain major customers as a result of lower North American automotive build rates accounted for approximately $26 million of the decrease in the manufacturing segment. In addition, manufacturing segment revenues were negatively impacted by approximately $26 million as a result of certain customers resourcing business away from the Company to competitors in the Far East or to their own production facilities. The decrease in revenues in the performance products segment is principally due to lower sales in the pharmaceutical and personal care market, the technology market, and water chemical product lines of $9 million, $5 million, and $4 million, respectively. The sale of the Company’s antacid product line accounted for $7 million of the decrease in the pharmaceutical and personal care market with the remainder of the decrease being principally related to lower price reflecting competitive pressures in the Company’s antiperspirant actives product line. The decrease in corporate and other is principally due to lower volumes for the Company’s printing plate product lines.

Gross profit was $138 million for the year 2003 as compared with $160 million for 2002. Gross profit in the manufacturing and performance products segments decreased $13 million and $5 million, respectively, and corporate and other decreased by $4 million. The decrease in gross profit in the performance products segment can be attributed to higher energy and raw material pricing totaling $5 million, and the unfavorable impact of the previously mentioned decreases in sales and unfavorable pricing in antiperspirant actives of $8 million and $2 million, respectively. Additionally, the aforementioned sale of finished goods inventory carried at fair value negatively impacted gross profit by $1 million. These decreases were partially offset by higher spending during the first six months of 2002 related to the extensive repair of two boilers and other production equipment and a loss of production at one of the Company’s facilities totaling $8 million. The above mentioned lower sales volume in the manufacturing segment accounted for approximately $7 million of the decrease in gross profit in this segment. In addition, gross profit in the manufacturing segment was negatively impacted by $8 million of unfavorable pricing, $3 million of manufacturing inefficiencies in the company’s industrial wire and cable business and $1 million due to the aforementioned sale of finished goods inventory carried at fair value, partially offset by the favorable impact of the Company’s cost reduction program. The decrease in corporate and other is principally due to the impact of the abovementioned lower sales volume of the Company’s printing plate product line.

Selling, general and administrative expense was $89 million for the year 2003 as compared with $97 million for 2002. This decrease is principally attributable to lower spending in both segments.

Restructuring and impairment charges were $25 million for 2003 as compared with no charges being recorded during 2002. During 2003, the Company announced a plan to wind down and close operations at the South Plant of the Delaware Valley Works which is included in the performance products segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $25 million to reduce the carrying value of the fixed assets at this facility to estimated fair value, which was determined based upon a number of factors, including an analysis of market transactions for similar assets.

The Company’s restructuring actions during 2003 consist principally of two plant closures in its performance products segment. During 2003, the Company recorded restructuring charges of $1 million principally related to employee termination costs. The Company expects to substantially complete implementation of its 2003 restructuring actions by the second quarter of 2004. The reduction in costs from the closure of the South Plant of the Delaware Valley Works will be offset approximately by the resulting reduction in revenues and related gross profit. Over the past three years, sales of the affected products averaged approximately $50 million annually. GenTek expects restructuring actions other than those related to the South Plant will result in an estimated annual reduction in employee and facility related expense and cash flows of approximately $4 million. The Company began to realize these reductions in the fourth quarter of fiscal year 2003. The Company will continue to review its operations, and may record additional restructuring charges to tailor its cost structure to current economic conditions.

Operating income was $25 million for 2003 as compared with $64 million for the prior year. This decrease was principally due to the above-mentioned restructuring and impairment charges recorded during 2003 and lower gross profit, partially offset by lower selling, general and administrative expense.

Interest expense for the year 2003 was $56 million lower than the prior year level. This decrease was due to the fact that no interest expense was recorded during 2003 on the Company’s pre-petition senior credit facility and 11% Senior Subordinated Notes. The Company made adequate protection payments to its senior creditors prior to its emergence from bankruptcy which have been treated for accounting purposes as reductions in principal. As such, the 2003 results include no interest expense in those facilities for the period from January 1, 2003 through November 10, 2003. Interest expense for the

Company’s new Senior Term Loan Credit Agreement and its new Revolving Credit Facility was $2 million for the period from emergence on November 10, 2003 through December 31, 2003.

Reorganization items for the year 2003 totaled $416 million of income as compared to $12 million of expense for 2002. Reorganization items for 2003 include income from the discharge of indebtedness of $377 million and fresh start accounting adjustments of $112 million, partially offset by expenses associated with the Company’s reorganization under Chapter 11 of $73 million. Expenses associated with the Company’s reorganization include professional fees, employee retention costs, and write off of unamortized debt issuance costs.

Income tax benefit for the year 2003 was $23 million versus income tax expense for 2002 of $96 million. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income and the Company’s evaluation of potential tax planning strategies, the Company concluded that it was more likely than not that it would not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $98 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. On November 10, 2003, the Company emerged from Chapter 11 and recorded income of $377 million related to the discharge of indebtedness. The Company recorded tax expense of $57 million on this income, which represents a non-cash charge related to a reduction in the value of the Company’s tax basis in its assets as required by the Internal Revenue Code which will effectively increase the Company’s taxable income over the next several years. As a result of this discharge of indebtedness the Company will have significantly lower interest expense in future periods, and based upon projections of the Company’s future domestic taxable income, the Company concluded that it is more likely than not it now will be able to realize its domestic net deferred tax assets. Accordingly, during the fourth quarter of 2003 the Company recorded a decrease in its valuation allowance of $99 million effectively restoring the carrying value of its domestic net deferred tax asset.

2002 Compared with 2001

Net revenues were $861 million for the year 2002 compared with $870 million for 2001. This decrease was principally due to lower sales in the performance products and manufacturing segments of $4 million and $1 million, respectively, and lower corporate and other sales of $4 million. The decrease in the performance products segment is due to lower sales in the environmental services and chemical processing markets of $8 million, partially offset by higher sales in the pharmaceutical and personal care market of $3 million and the technology market of $3 million. The decrease in the manufacturing segment is the result of lower sales in the appliance and electronic market of $11 million and the automotive services market of $12 million, partially offset by higher sales in the industrial market of $13 million and the automotive market of $9 million. Lower corporate and other sales is due to lower sales volume of the Company’s printing plate product line.

Gross profit of $160 million in 2002 was $4 million above the prior year level. This increase was principally due to an $11 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory and fixed asset write-offs, and decreased goodwill amortization and depreciation expense of $12 million, partially offset by costs associated with the expedited repair of two boilers and other production equipment and a loss of production at one of the Company’s performance products facilities of $8 million and lower corporate and other of $4 million which reflects the impact of the abovementioned lower sales volume.

Selling, general and administrative expense was $97 million for 2002 as compared with $99 million for 2001. This decrease is principally the result of a $3 million charge the Company recorded in 2001 principally due to a loss provision for accounts receivable in the manufacturing segment. This provision for accounts receivable was principally related to customers who filed for bankruptcy or whose financial condition indicated that payment was doubtful.

No restructuring and impairment charges were recorded in 2002 as compared with $109 million for the year 2001.

Operating income for 2002 was $64 million as compared to an operating loss of $51 million in 2001. The operating loss for 2001 includes restructuring, impairment and other charges totaling $124 million related to asset impairments, severance, plant closures, discontinuation of certain product lines and receivable and inventory write downs. Operating income for 2002 includes lower depreciation expense as a result of asset impairment charges recorded in 2001 and lower amortization expense due to an accounting change related to SFAS No. 142. Excluding these factors, operating income for 2002 increased $3 million versus the prior year principally due to unfavorable performance in the performance products segment due to costs associated with the expedited repair of two boilers and other production equipment and a loss of production at one of the Company’s facilities, partially offset by favorable performance in the manufacturing segment reflecting a more stable automotive production environment and the impact of the Company’s restructuring program implemented in 2001, partially offset by lower prices.

Interest expense was $59 million for the year 2002 as compared to $74 million for the prior year. This decrease was principally due to no interest expense being recorded on the Company’s pre-petition senior credit facility and 11% Senior Subordinated Notes subsequent to the Company’s Chapter 11 filing on October 11, 2002 and lower interest rates during the first nine months of 2002, partially offset by higher average debt balances during the first nine months of 2002 as compared to 2001. The Company made adequate protection payments to its senior creditors while in bankruptcy, which were treated for accounting purposes as reductions in principle.

The Company recorded income tax expense of $96 million for the year 2002. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income and the Company’s evaluation of potential tax planning strategies, the Company concluded during the second quarter of 2002 that it was more likely than not that it would not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $98 million effectively reducing the carrying value of its domestic net deferred tax assets to zero.

The Company adopted SFAS No. 142 “Goodwill and Other Intangible Assets” effective January 1, 2002, which resulted in a charge of $161 million (net of a tax benefit of $40 million) reported as a cumulative effect of a change in accounting principle. Please see “Recent Accounting Pronouncements”.

Results of Operations by Segment

2003 Compared with 2002

	Years Ended December 31,

	2003	2002	Change

	(In millions)
Net Revenues:
Manufacturing	$425.9	$477.1	$(51.2)
Performance Products	335.9	357.4	(21.5)
Corporate and other	21.3	27.0	(5.8)

Total	$783.1	$861.5	$(78.5)

Operating Profit (Loss):
Manufacturing	$37.1	$44.8	$(7.7)
Performance Products	0.7	28.6	(27.9)
Corporate and other	(13.2)	(9.9)	(3.3)

Total	$24.6	$63.5	$(38.9)

Manufacturing Segment

Net revenues for the manufacturing segment were $426 million for the year 2003 as compared to $477 million for 2002. Lower volumes with certain major customers as a result of lower North American automotive build rates accounted for approximately $26 million of this decrease. In addition, net revenues were negatively impacted by approximately $26 million as a result of certain customers resourcing business away from the Company to competitors in the Far East or to their own in house production facilities. Gross profit for 2003 was $75 million as compared to $88 million for 2002. The above mentioned lower sales volume accounted for approximately $7 million of this decrease. In addition, gross profits were negatively impacted by $8 million of unfavorable price, $3 million of manufacturing inefficiencies in the Company’s industrial wire and cable business and $1 million due to the aforementioned sale of finished goods inventory carried at fair value partially offset by the favorable impact of the Company’s cost reduction program. Selling, general and administrative expense was $38 million for 2003 compared with $43 million for 2002, principally due to lower spending and the termination of a pre-petition employee retention program. Operating income for 2003 was $37 million as compared with $45 million for 2002, principally due to the above mentioned decreases in gross profit, partially offset by the lower selling, general and administrative expenses.

Performance Products Segment

Net revenues for the performance products segment were $336 million for the year 2003 as compared to $357 million for 2002. This decrease was principally due to lower sales in the pharmaceutical and personal care market, technology market and water chemical product line of $9 million, $5 million and $4 million, respectively. The sale of the Company’s antacid product line accounted for $7 million of the decrease in the pharmaceutical and personal care market with the remainder of the decrease being principally related to lower price reflecting competitive pressures in the Company’s antiperspirant actives product line. The decrease in the technology market was driven by the depressed semiconductor industry. Lower sales in the water chemical product line was principally due to lower volume and sales mix. Gross profit for 2003 was $61 million as compared with $66 million for 2002. This decrease was principally due to increases in the prices of energy and key raw materials, the impact of the above mentioned sales decreases and unfavorable pricing in antiperspirant actives of $5 million, $8 million and $2 million, respectively. Additionally, the aforementioned sale of finished goods inventory carried at fair value negatively impacted gross profit by $1 million. These decreases were partially offset by higher spending during the first six months of 2002 related to the extensive repair of two boilers and other production equipment and a loss of production at one of the Company’s facilities totaling $8 million. Selling, general and administrative expenses were $34 million for 2003 as compared with $38 million for 2002. Restructuring and impairment charges for 2003 were $26 million as compared with no restructuring and impairment charges for the year 2002. During the first quarter of 2003, the Company announced a plan to wind down and close operations at the South Plant of Delaware Valley Works. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $25 million to reduce the carrying value of the fixed assets at this facility to the estimated fair value, which was determined based upon a number of factors, including an analysis of market transactions for similar assets. The Company’s restructuring actions during 2003 consisted of two plant closures. During 2003, the Company recorded restructuring charges of $1 million principally related to employee termination costs. The Company expects to substantially complete implementation of its restructuring actions by the second quarter of 2004. The reduction in costs from the closure of the South Plant of the Delaware Valley Works will be offset approximately by the resulting reduction in revenues and related gross margin. Over the past three years, sales of the affected products averaged approximately $50 million annually. Operating income for 2003 was $1 million as compared with $29 million for 2002. This decrease was principally due to the above mentioned restructuring and impairment charges and lower gross profit partially offset by the lower selling, general and administrative expense.

2002 Compared with 2001

	Years Ended December 31,

	2002	2001	Change

	(In millions)
Net Revenues:
Manufacturing	$477.1	$478.5	$(1.4)
Performance Products	357.4	360.9	(3.5)
Corporate and other	27.0	30.8	(3.8)

Total	$861.5	$870.2	$(8.7)

Operating Profit (Loss):
Manufacturing	$44.8	$(10.8)	$55.6
Performance Products	28.6	(30.4)	59.0
Corporate and other	(9.9)	(10.2)	0.3

Total	$63.5	$(51.4)	$114.9

Manufacturing Segment

Net revenues for the manufacturing segment for the year 2002 were $477 million as compared to $478 million for the prior year. This decrease was the result of lower sales in the appliance and electronic market of $11 million and the automotive services market of $12 million, partially offset by higher sales in the industrial market of $13 million and the automotive market of $9 million. Gross profit for the year 2002 was $88 million as compared to $74 million for 2001. This increase was principally due to a $6 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory and fixed asset write-offs, a decrease in depreciation and amortization expense of $6 million, the impact of the Company’s restructuring programs implemented in 2001 and a more stable automotive production environment, partially offset by lower prices. Selling, general and administrative expense was $43 million for 2002 as compared to $45 million for 2001. This decrease was principally due to a loss provision for accounts receivable of $3 million recorded during 2001. Operating income for 2002 was $45 million as compared to an operating loss for 2001 of $11 million. This increase was principally due to restructuring and impairment charges recorded in 2001 of $40 million and the above mentioned higher gross margin and lower selling, general and administrative expenses.

Performance Products Segment

Net revenues for the performance products segment were $357 million for the year 2002 compared to $361 million for 2001. This decrease was due to lower sales in the environmental services and chemical processing markets of $8 million, partially offset by higher sales in the pharmaceutical and personal care market of $3 million and the technology market of $3 million. Gross profit of $66 million was $6 million below the prior year level of $72 million. This decrease was principally due to the expedited repair of two boilers and other production equipment and a loss of production at one of the performance products facilities of $8 million, the impact of the lower sales levels of $2 million and higher pension and insurance costs of $3 million, partially offset by a $5 million charge to cost of sales recorded during 2001 primarily due to obsolete and excess inventory and a decrease in depreciation and amortization expense of $6 million. Selling, general and administrative expense was $38 million for 2002 as compared with $39 million for 2001. Operating income for 2002 was $29 million as compared to an operating loss of $30 million for 2001. This increase was principally due to restructuring and impairment charges recorded in 2001 of $64 million, partially offset by the above mentioned decrease in gross profit.

Financial Condition, Liquidity and Capital Resources

Cash and cash equivalents were $27 million at December 31, 2003 compared with $106 million at December 31, 2002. The decrease in cash was the result of the net repayment of $97 million of long-term debt, capital expenditures of $34 million, reorganization expenditures of $18 million, partially offset by cash provided by operations of $67 million. The repayment of long-term debt includes a payment to pre-petition secured lenders on the Effective Date, made pursuant to the Plan, as well as adequate protection payments.

The Company had working capital of $92 million at December 31, 2003 as compared with working capital of $205 million at December 31, 2002. This decrease in working capital principally reflects lower cash and lower accounts receivable balances and higher accrued liabilities partially offset by higher deferred taxes.

Cash payments for employee termination costs and facility exit costs totaled $20 million in 2003, $12 million in 2002, and $10 million in 2001. Management expects that cash outlays related to these actions will be substantially completed by the end of the 2004. Management intends to fund these cash outlays from existing cash balances and cash flow generated by operations.

At December 31, 2003, the Company’s domestic pension plans were underfunded (based on certain assumptions used by the Company which are subject to change) by approximately $102 million. As a result, the Company anticipates that it will be required to make contributions to its domestic pension plans over the next five years which will be significantly higher than contribution levels over the last few years. The expected average annual required cash contribution over the next five years is $16 million. In an effort to reduce certain administrative costs associated with the domestic pension plans, the Company has elected to make in 2004 cash contributions to its domestic pension plans that are in excess of required contribution amounts. During the first half of 2004, the Company contributed $22 million to its domestic pension plan trusts and does not expect to make additional contributions during the remainder of 2004. Under current assumptions, such accelerated funding in 2004 will substantially reduce the amount of any cash contributions the Company is required to make during 2005. In addition, effective April 1, 2004, a new defined contribution plan covering domestic salaried and certain hourly employees will be established to replace the existing defined benefit plans. Benefit accruals in these defined benefit plans were frozen effective April 1, 2004, and this action resulted in a curtailment gain of approximately $15 million, which was recorded during the first quarter of 2004.

On November 10, 2003, GenTek, substantially all of GenTek’s domestic subsidiaries, and Noma Company (collectively, “the Borrowers”) entered into a $125 million previously defined Revolving Credit Facility which matures on November 10, 2008. The facility includes a letter of credit sub-limit of $60 million. The facility is secured by a first priority lien on substantially all of the assets of the Borrowers and 65 percent of the stock of first-tier foreign subsidiaries. The facility bears interest at variable rates based on a base rate or LIBOR plus an applicable margin. The current margins are 1.5 percent for base rate borrowings and 2.5 percent for LIBOR borrowings. The margins are subject to periodic adjustment based upon the financial performance of the Company. The facility contains debt covenants which impose certain restrictions on the Company’s ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain asset sale proceeds must be used to repay indebtedness.

In addition, on November 10, 2003, pursuant to the Plan, the Company issued $250 million under the Senior Term Loan Credit Agreement. In conjunction with the sale of the KRONE communications business, all amounts outstanding were repaid and the agreement was terminated.

The Company has not entered into any off-balance sheet financing arrangements.

Capital expenditures for continuing operations are expected to be approximately $30-35 million in 2004.

Management believes that the Company’s cash flow from operations and availability under its revolving credit facility will be sufficient to cover future debt service requirements, capital expenditures, and working capital requirements during 2004.

Contractual Obligations

	Payments Due by Period

	(In thousands)
	Less than 1 Year	1-3 Years	4-5 Years		After 5 Years	Total

Long-term debt	$338	$567	$250,050	(1)	$233	$251,188	(1)
Operating leases	5,387	7,661	5,487		293	18,828
Purchase obligations	26,263	30,113	8,010		4,275	68,661

Total contractual obligations	$31,988	$38,341	$263,547	(1)	$4,801	$338,677	(1)

(1)	Includes $250,000 outstanding under the Senior Term Loan Credit Agreement, which was repaid in conjunction with the sale of the KRONE communications business.

Environmental Matters

The Company’s various manufacturing operations, which have been conducted at a number of facilities for many years, are subject to numerous laws and regulations relating to the protection of human health and the environment in the U.S., Canada, Australia, China, Germany, Great Britain, India, Mexico and other countries. The Company believes that it is in substantial compliance with such laws and regulations. However, as a result of its operations, the Company is involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. Based on information available at this time with respect to potential liability involving these facilities, the Company believes that any such liability will not have a material adverse effect on its financial condition, cash flows or results of operations. However, modifications of existing laws and regulations or the adoption of new laws and regulations in the future, particularly with respect to environmental and safety standards, could require the Company to make expenditures which may be material or otherwise adversely impact the Company’s operations. See also Item 1. “Business - Environmental Matters.”

The Company’s accruals for environmental liabilities are recorded based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. At December 31, 2003, accruals for environmental matters were $29 million. The Company maintains a comprehensive insurance program, including customary comprehensive general liability insurance for bodily injury and property damage caused by various activities and occurrences and significant excess coverage to insure against catastrophic occurrences. However, the Company generally does not maintain insurance other than as described above for potential liabilities related specifically to remediation of existing environmental contamination or future environmental contamination, if any.

The Company maintains a program to manage its facilities’ compliance with environmental laws and regulations. Expenditures for 2003 approximated $17 million (of which approximately $4 million represented capital expenditures and approximately $13 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). Expenditures for 2002 approximated $17 million (of which approximately $3 million represented capital expenditures and approximately $14 million related to ongoing operations and the management and remediation of potential environmental contamination from prior operations). The Company expects expenditures similar to 2003 levels in 2004. In addition, if environmental laws and regulations affecting the Company’s operations become more stringent, costs for environmental compliance may increase above historical levels.

Claims against the Debtors for environmental liabilities arising prior to the Filing were addressed in the Chapter 11 cases. In general, monetary claims by private (non-governmental) parties relating to remedial actions at off-site locations used for disposal prior to the Filing and penalties resulting from violations of applicable environmental law before that time will be treated as general unsecured claims. The Debtors are obligated to comply with applicable environmental law in the conduct of their business, including any potential obligation to conduct investigations and implement remedial actions at facilities the Company owns or operates, and thus will be required to pay such expenses in full.

Recent Accounting Pronouncements

In July 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002. Accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161 million (net of a tax benefit of $40 million) as a cumulative effect of a change in accounting principle.

In July 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires all long-lived assets classified as held for sale to be valued at the lower of their carrying amount or fair value less cost to sell and which broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this standard on January 1, 2002. There was no effect upon adoption on the Company’s consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. This statement is effective for exit or disposal activities that are initiated after December 31, 2002. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and a rescission of FASB Interpretation No. 34,” which expands on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions were applicable to guarantees issued or modified after December 31, 2002. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 15, 2002. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation-Transition and Disclosure, an amendment of FASB Statement No. 123”, which requires expanded disclosure regarding stock-based compensation in the Summary of Significant Accounting Policies. The Company has adopted the disclosure requirements of this standard, and has included the expanded disclosure in Note 2.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIE”s)” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses when a company should include in its financial statements the assets and liabilities of unconsolidated VIEs. FIN 46 was effective for VIEs created or acquired after January 31, 2003. The Company is not party to any arrangements with VIEs and thus the adoption of this statement did not have a material impact on the Company’s consolidated financial statements. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (“Revised Interpretations”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The adoption of the Revised Interpretation did not have a material effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Statement is effective for financial instruments entered into or modified after May 31, 2003. It applies in the first interim period beginning after June 15, 2003, to entities with financial instruments acquired before May 31, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement retains the disclosure requirements contained in the original FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, which it replaces and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. It does not change the measurement of recognition of those plans required by FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. The Statement is effective for annual and interim periods with fiscal years ending after December 15, 2003. The disclosure provisions of this statement have been adopted for the period ended December 31, 2003.

In May 2004, the FASB issued Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP). The act, signed into law December 2003, introduces a prescription drug benefit under Medicare as well as a federal subsidy, under certain conditions, to sponsors of retiree health care benefit plans. The FSP is effective for the first interim period beginning after June 15, 2004. The Company has not yet determined what the effect of this FSP will be on its financial statements.

Critical Accounting Policies and Estimates

The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our significant accounting policies are described in Note 2 to the audited consolidated financial statements. The significant accounting policies which we believe are the most critical to the understanding of reported financial results include the following:

Revenue Recognition – GenTek recognizes revenue when pervasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. Revenue is recognized from product sales when title and risk of loss has passed to the customer consistent with the related shipping terms, generally at the time products are shipped. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition. Provisions for sales returns and other allowances are determined using management’s judgments of required amounts, based upon the Company’s historical experience. Actual returns could differ from these estimates. However, if the total actual level of sales returns differed from management’s estimates by 10 percent, the effect would not be material.

Accounts Receivable – GenTek maintains allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. Allowances are based upon historical experience and information available to management about the creditworthiness, financial condition and payment history of our customers. If the financial condition of our customers were to deteriorate, additional allowances may be required. To the extent that management’s estimate of the uncollectible amount of receivables differs from the amount the Company is ultimately not able to collect by 10 percent, our results would be impacted by approximately $1 million.

Inventories – GenTek provides estimated inventory allowances for obsolete and excess inventory based on assumptions about future demand and market conditions. Allowances are based upon management’s judgment of what future demand will be for its various products, utilizing historical experience of demand levels, projections of market demand in the future, and information regarding any projected future changes in the markets the Company competes in. These estimates of future demand are then compared to existing inventory levels to determine the amount of any required allowance. If future demand or market conditions are different than those projected by management, adjustments to inventory allowances may be required. If actual experience differs from management’s estimates by 10 percent, the required adjustment would affect our results by approximately $1 million.

Deferred Taxes – GenTek records a valuation allowance to reduce its deferred tax assets to the amount the Company believes is more likely than not to be realized based upon historical taxable income, projected future taxable income and available tax planning strategies. Our estimates of future taxable income are based upon our current operating forecast, which we believe to be reasonable. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income during 2002 and the Company’s evaluation of potential tax-planning strategies, the Company had concluded that it was more likely than not that it would not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $98 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. As a result of the Company’s emergence from bankruptcy and the associated discharge of indebtedness, the Company revised its estimates of future domestic taxable income, based on its new capital structure. Based on these estimates and the Company’s evaluation of potential tax-planning strategies, the Company concluded that it was more likely than not that it would be able to realize its domestic deferred tax assets, and accordingly reversed its remaining valuation allowance for its domestic deferred tax assets of $99 million in November 2003 in the Predecessor Company financial statements. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary. However, different assumptions regarding our current operating forecast could materially effect our estimates.

Impairment of Goodwill and Other Intangible Assets – GenTek records impairment losses on goodwill and indefinite lived intangible assets based upon an annual review of the value of the assets or when events and circumstances indicate that the asset might be impaired and when the recorded value of the asset is more than its fair value or other assumptions that underlie our fair value estimates. Our estimates of fair value are based upon independent appraisals and our current operating forecast, which we believe to be reasonable. Significant assumptions that underlie the fair value estimates include future growth rates, weighted average cost of capital rates and estimates of market multiples of the reporting unit. However, different assumptions regarding our current operating forecast could materially affect our results.

Impairment of Long-Lived Assets – GenTek records impairment losses on long-lived assets when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than their carrying amount. In this case, the Company records an impairment loss equal to the difference between the fair value of the long-lived assets and their carrying amount. Management’s estimates of fair value are based on discounted cash flow analyses and/or independent appraisals. Significant assumptions underlying these estimates include future growth rates and weighted average cost of capital rates. Our estimates of future cash flows are based upon our current operating forecast, which we believe to be reasonable. However, different assumptions regarding such cash flows or other assumptions that underlie our fair value estimates could materially affect our results.

Pension and Other Post Retirement Benefits – GenTek records pension and other post retirement benefit costs based on amounts developed from actuarial valuations. Inherent in these valuations are key assumptions provided by the Company to our actuaries, including the discount rate and expected long-term rate of return on plan assets. For example, holding all other components of the calculation constant, a change in the assumed discount rate by ¼ percent would change 2003 pension cost by approximately $1 million and the projected pension benefit obligation by approximately $7 million. A change in the expected long-term rate of return on plan assets of 1 percent would change 2003 pension cost by approximately $1 million. Material changes in pension and other post retirement benefit costs may occur in the future due to changes in these assumptions, differences between actual experience and the assumptions used and changes in the benefit plans.

Environmental Liabilities – GenTek has recorded accruals for environmental liabilities based on current interpretation of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. These estimates are established based upon information available to management to date, including the nature and extent of any environmental contamination, the available remedial alternatives, cost estimates obtained from outside consultants for the implementation of such remedial alternatives, the Company’s experience with similar activities undertaken at similar sites, and the legal and regulatory framework in the jurisdiction in which the liability arose. Differences between actual amounts incurred and our estimates or the receipt of new information with respect to these liabilities could have a material effect on our estimates and results of operations. In addition, discovery of unknown environmental contamination, the adoption of new laws or regulations or modifications or changes in enforcement of existing laws and regulations could require adjustments to these accruals.

The impact and any associated risks related to these policies on our business operations is discussed throughout Management’s Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results.

Agreements with Certain Parties Formerly Affiliated with the Company

Prior to the Effective Date, the Company was party to a management agreement, dated April 30, 1999, by and between Latona Associates Inc. (“Latona”) and the Company (referred to herein as the “Original Management Agreement”). Latona is a management company that has provided the Company with certain administrative functions and corporate support services. Paul M. Montrone, our former controlling stockholder and former Chairman of the Board of the Company, controls Latona. In addition, Paul M. Meister, our former Vice Chairman of the Board, is a Managing Director of Latona. Messrs. Montrone and Meister are no longer affiliated with the Company.

The Original Management Agreement provided for payments to Latona of an amount of approximately $5 million annually, payable quarterly in advance, adjusted annually for increases in the U.S. Department of Labor, Bureau of Labor Statistics, Consumer Price Index. In addition to the annual payment, if the Company requested Latona to provide advisory services in connection with any acquisition, business combination or other strategic transaction, in certain circumstances the Company would pay Latona additional fees comparable to those received by investment banking firms for such services (subject to the approval of a majority of the Company’s independent directors). In fiscal years 2001, 2002 and 2003, GenTek did not pay Latona any fees in connection with any such transactions.

While there can be no assurance that the amount of fees paid by the Company to Latona for services did not exceed the amount that the Company would have had to pay to obtain similar services from unaffiliated third parties, the Company believed that the employees of Latona had extensive knowledge concerning its businesses which would have been impractical for a third party to obtain without undue cost and disruption to the Company. As a result, the Company did not compare the fees payable to Latona with fees that might have been charged by third parties for similar services.

After discussions with certain creditors during the Company’s Chapter 11 proceedings, it was determined that the Company would, during the course of the proceedings, pay 75 percent of the amount due to Latona. GenTek paid Latona 75 percent of the amount due under the agreement with respect to the first eight months of 2003. The U.S. Trustee and Latona entered into a stipulation under which Latona waived its right to be paid during the Chapter 11 case and Latona refunded to the Company all amounts paid to it during the course of the proceedings. The refunded amounts plus amounts due but not paid were recorded as a capital contribution for accounting purposes. The waiver was without prejudice to Latona’s right to negotiate a new agreement with the reorganized Company on terms approved by the Company’s new board of directors. The Original Management Agreement was terminated pursuant to the Plan, effective as of the Effective Date. Subsequently, GenTek and Latona entered into a new Management Agreement (referred to herein as the “New Management Agreement”) which provides for payments to Latona of an aggregate amount of $4.95 million for management support services of which $1.95 million was paid in 2003, expiring on November 14, 2004. The terms of the New Management Agreement also explicitly release GenTek from its obligation to pay all amounts due to Latona pursuant to the Original Management Agreement. The New Management Agreement contemplates an accelerated transition, whereby the Company intends to assume internally or, in certain circumstances outsource to third parties, the services previously provided by Latona upon the expiration of the New Management Agreement.

Certain of GenTek's businesses were formerly part of the businesses of The General Chemical Group Inc. (“GCG”). On April 30, 1999, GCG separated GenTek’s manufacturing and performance products businesses (the “GenTek Business”) from GCG’s soda ash and calcium chloride industrial chemicals business through a spin-off by transferring the GenTek Business to GenTek, and distributing the common stock of GenTek to GCG’s shareholders. Since the spin-off, GenTek has been a separate, stand-alone company which operates through its subsidiaries. At the time of the spinoff, the Company entered into various agreements with GCG (a company controlled by Mr. Montrone), including, without limitation, a separation agreement, employee benefits agreement, an intellectual property agreement, sublease agreement and a sale agreement for the Canadian performance products business. GCG also has supplied soda ash and calcium chloride to GenTek. The purchases have been made at market price. For the years ended December 31, 2003, 2002, and 2001, product purchases from GCG amounted to $3 million, $3 million and $4 million, respectively. In connection with the Company’s Chapter 11 proceedings, the Company rejected certain of these agreements with GCG in the fourth quarter of 2003. As of the Effective Date, GCG is no longer an affiliate of the Company.

GenTek continues to provide GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the spinoff of GenTek from GCG in 1999. For the years ended December 31, 2003, 2002 and 2001, GenTek charged GCG $1 million, $1 million and $1 million, respectively, related to this agreement. The Company charges GCG on an at cost basis based on its costs for providing such services, however, the Company has not made any determination of the fair market value for such services.

On August 25, 2000, the Company acquired the digital communications business of Prestolite Wire Corporation (referred to herein as “Prestolite”) which was approved by a special committee of disinterested directors of the Board of Directors of GenTek. Mr. Montrone beneficially owns a controlling interest in Prestolite, and he and Mr. Meister are on the Board of Prestolite. As of the Effective Date, Messrs. Montrone and Meister were no longer members of the Board of Directors of the Company and Prestolite is no longer an affiliate of the Company. As part of this transaction, Prestolite agreed to pay the Company to provide various management services to Prestolite’s remaining businesses pursuant to a management agreement dated July 5, 2000 (referred to herein as the “Prestolite Agreement”). The Company charged Prestolite on an “at cost” basis based on its costs for providing such services, however, the Company did not make any determination of the fair market value for such services. Prestolite paid the Company $2, million, $2 million and $3 million in 2003, 2002 and 2001, respectively, in respect of such services. The Prestolite Agreement was rejected under the Plan, effective as of the Effective Date. As of the Effective Date, Prestolite is unaffiliated with the Company. The Company has subsequently entered into a new agreement with Prestolite. In addition, the Company and Prestolite maintained certain cost sharing arrangements relating to shared premises and insurance coverage. Payments pursuant to these arrangements by Prestolite to the Company for the years ended December 31, 2003, 2002 and 2001 were $0.3 million, $0.5 million and $0.3 million, respectively, and payments by the Company to Prestolite pursuant to these arrangements for the years ended December 31, 2003, 2002 and 2001 were $0.2 million, $0.1 million and $0.1 million, respectively.

GenTek and Prestolite continue to buy and sell certain wire and cable products from each other. Purchases from Prestolite for the years ended December 31, 2003, 2002 and 2001 were $4 million, $11 million and $10 million, respectively. Sales to Prestolite for the years ended December 31, 2003, 2002 and 2001 were $10 million, $4 million and $3 million, respectively.

Reconciliation of Non-GAAP Financial Measures 2003

	Successor Company as Reported Period Ended December 31, 2003	Predecessor Company as Reported Period Ended November 10, 2003	Total Company 2003

	(In thousands)
Net revenues
Manufacturing	$52,855	$373,002	$425,857
Performance Products	39,945	295,980	335,925
Corporate and other	2,620	18,647	21,267

	95,420	687,629	783,049
Cost of sales
Manufacturing	44,014	307,339	351,353
Performance Products	30,972	243,967	274,939
Corporate and other	1,773	16,848	18,621

	76,759	568,154	644,913
Selling, general and administrative expense
Manufacturing	5,190	33,281	38,471
Performance Products	5,172	29,304	34,476
Corporate and other	3,150	12,706	15,856

	13,512	75,291	88,803
Restructuring and impairment charges
Manufacturing	(13)	(1,062)	(1,075)
Performance Products	293	25,542	25,835
Corporate and other	13	—	13

	293	24,480	24,773
Operating profit (loss)
Manufacturing	3,664	33,444	37,108
Performance Products	3,508	(2,833)	675
Corporate and other	(2,316)	(10,907)	(13,223)

	4,856	19,704	24,560
Interest expense	2,453	900	3,353
Interest income	61	331	392
Reorganization items	—	(416,082)	(416,082)
Other (income), net	(1,309)	(5,822)	(7,131)

Income from continuing operations before income taxes	3,773	441,039	444,812
Income tax provision (benefit)	1,837	(25,051)	(23,214)

Income from continuing operations	1,936	466,090	468,026
Income (loss) from discontinued operations	(844)	28,302	27,458

Net Income	$1,092	$494,392	$495,484

Item 7A. Quantitative and Qualitative Disclosures About Market Risk.

The Company’s cash flows and earnings are subject to fluctuations resulting from changes in interest rates, foreign currency exchange rates and commodity prices and the Company selectively uses financial instruments to manage these risks. The Company’s objective in managing its exposure to changes in interest rates, foreign currency exchange rates and commodity prices is to reduce volatility on earnings and cash flow associated with such changes. The Company has not entered, and does not intend to enter, into financial instruments for speculation or trading purposes.

The Company measures the market risk related to its holding of financial instruments based on changes in interest rates, foreign currency rates and commodity prices using a sensitivity analysis. The sensitivity analysis measures the potential loss in fair values, cash flows and earnings based on a hypothetical 10 percent change in interest rates, foreign currency exchange rates and commodity prices. The Company used current market rates on its debt and derivative portfolio to perform the sensitivity analysis. Such analysis indicates that a hypothetical 10 percent change in interest rates, foreign currency exchange rates or commodity prices would not have a material impact on the fair values, cash flows or earnings of the Company.

Item 8.	Financial Statements and Supplementary Data.

See “Item 15. Exhibits, Financial Statement Schedules and Reports on Form 8-K.”

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
GENTEK INC.:

We have audited the accompanying consolidated balance sheets of GenTek Inc. and subsidiaries as of December 31, 2003 (Successor Company balance sheet) and 2002 (Predecessor Company balance sheet), and the related consolidated statements of operations, changes in equity (deficit) and cash flows for the period from November 11, 2003 to December 31, 2003 (Successor Company operations), the period from January 1, 2003 to November 10, 2003, and for each of the two years in the period ended December 31, 2002 (Predecessor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the to the financial statements, on October 7, 2003, the Bankruptcy Court entered an order confirming the Plan of Reorganization which became effective after the close of business on November 10, 2003. Accordingly, the accompanying financial statements have been prepared in conformity with AICPA Statement of Position 90-7, “Financial Reporting by Entities In Reorganization Under The Bankruptcy Code,” for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable with prior periods as described in Note 1.

In our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of GenTek Inc. and subsidiaries as of December 31, 2003 , and the results of their operations and their cash flows for the period from November 11, 2003 to December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Predecessor Company as of December 31, 2002, and the results of their operations and their cash flows for the period from January 1, 2003 to November 10, 2003, and for each of the two years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the financial statements, effective January 1, 2002, the Company changed its method of accounting for goodwill and certain intangible assets to conform to Statement of Financial Accounting Standards No. 142.

DELOITTE & TOUCHE LLP
Parsippany, New Jersey
March 29, 2004
(September 7, 2004 as to effects of the discontinued operation described in Note 16)

GENTEK INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share data)

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001
Net revenues	$95,420	$687,629	$861,465	$870,215
Cost of sales	76,759	568,154	701,072	714,014
Selling, general and administrative expense	13,512	75,291	96,857	98,680
Restructuring and impairment charges	293	24,480	—	108,953
Operating profit (loss)	4,856	19,704	63,536	(51,432)
Interest expense (contractual interest for the period ended November 10, 2003 and 2002 was $62,133 and $75,418, respectively)	2,453	900	59,342	73,544
Interest income	61	331	1,389	638
Reorganization items	—	(416,082)	11,636	—
Other (income), net	(1,309)	(5,822)	(1,550)	(1,077)
Income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle	3,773	441,039	(4,503)	(123,261)
Income tax provision (benefit)	1,837	(25,051)	95,815	(33,639)
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	1,936	466,090	(100,318)	(89,622)
Income (loss) from discontinued operations (net of tax for the periods ended December 31, 2003, November 10, 2003, 2002, and 2001 of $23, (28,218), 10,782 and (41,260))	(844)	28,302	(99,206)	(81,222)
Income (loss) before cumulative effect of a change in accounting principle	1,092	494,392	(199,524)	(170,844)
Cumulative effect of a change in accounting principle (net of a tax benefit of $39,760)	—	—	(161,125)	—
Net income (loss)	$1,092	$494,392	$(360,649)	$(170,844)
Earnings (loss) per common share – basic:
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$.19	$18.23	$(3.93)	$(3.52)
Income (loss) from discontinued operations	(.08)	1.11	(3.89)	(3.19)
Income (loss) before cumulative effect of a change in accounting principle	.11	19.34	(7.82)	(6.72)
Cumulative effect of a change in accounting principle	—	—	(6.31)	—
Net income (loss)	$.11	$19.34	$(14.13)	$(6.72)
Earnings (loss) per common share – assuming dilution:
Income (loss) from continuing operations before cumulative effect of a change in accounting principle	$.19	$18.23	$(3.93)	$(3.52)
Income (loss) from discontinued operations	(.08)	1.11	(3.89)	(3.19)
Income (loss) before cumulative effect of a change in accounting principle	.11	19.34	(7.82)	(6.72)
Cumulative effect of a change in accounting principle	—	—	(6.31)	—
Net income (loss)	$.11	$19.34	$(14.13)	$(6.72)

See the accompanying notes to the consolidated financial statements.

GENTEK INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
ASSETS
Current assets:
Cash and cash equivalents	$26,646	$105,505
Receivables, net	104,281	131,355
Inventories	62,455	62,960
Deferred income taxes	18,958	2,707
Other current assets	14,541	17,912
Total current assets	226,881	320,439
Property, plant and equipment, net	294,114	239,878
Goodwill	153,799	127,724
Intangible assets	73,214	746
Deferred income taxes	10,543	—
Assets held for sale	282,096	244,224
Other assets	26,162	23,974
Total assets	$1,066,809	$956,985
LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$28,310	$32,283
Accrued liabilities	105,926	82,888
Current portion of long-term debt	338	101
Total current liabilities	134,574	115,272
Long-term debt	250,850	596
Pension and postretirement obligations	157,895	3,617
Liabilities subject to compromise	—	1,138,176
Liabilities of businesses held for sale	167,246	166,469
Other liabilities	71,427	43,176
Total liabilities	781,992	1,467,306
Contingently redeemable warrants	6,030	—
Equity (deficit):
Preferred Stock, $.01 par value; authorized: 10,000,000 shares; none issued or outstanding	—	—
Common Stock, $.01 par value; authorized: 100,000,000 shares; issued: 21,589,623 shares at December 31, 2002	—	216
Class B Common Stock, $.01 par value; authorized: 40,000,000 shares; issued and outstanding: 3,896,860 shares at December 31, 2002	—	39
Common stock, no par value; authorized: 100,000,000 shares; issued: 10,000,000 shares at December 31, 2003	268,084	—
Warrants	8,361	—
Paid in capital	—	3,305
Accumulated other comprehensive income (loss)	1,250	(31,111)
Retained earnings (Accumulated deficit)	1,092	(481,525)
Treasury stock, at cost:150,313 shares at December 31, 2002	—	(1,245)
Total equity (deficit)	278,787	(510,321)
Total liabilities and equity (deficit)	$1,066,809	$956,985

See the accompanying notes to the consolidated financial statements.

GENTEK INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001
Cash flows from operating activities:
Net income (loss)	$1,092	$494,392	$(360,649)	$(170,844)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Discontinued operations	844	(28,302)	99,206	81,222
Cumulative effect of a change in accounting principle	—	—	161,125	—
Depreciation and amortization	4,410	26,174	34,066	46,142
Asset impairment and write-down charges	—	24,661	—	94,243
Reorganization items	—	(416,080)	11,636	—
Net loss on disposition of long-term assets	484	224	47	286
Long-term incentive plan costs, net	—	3	(525)	(86)
(Increase) decrease in receivables	10,558	18,068	(4,468)	1,398
(Increase) decrease in inventories	652	2,872	(1,281)	20,417
(Increase) decrease in deferred tax assets	22,874	(63,553)	80,935	(22,583)
Increase (decrease) in accounts payable	(2,244)	(2,353)	(3,762)	1,527
Increase (decrease) in accrued liabilities	(13,791)	(40)	(428)	478
Decrease in other liabilities and assets, net	(10,091)	(12,847)	(74)	(9,377)
Net cash provided by continuing operations	14,788	43,219	15,828	42,823
Net cash provided by (used for) discontinued operations	(18,105)	27,119	288	(24,941)
Net cash provided by (used for) operating activities	(3,317)	70,338	16,116	17,882
Net cash used for reorganization items	—	(18,187)	(464)	—
Cash flows from investing activities:
Capital expenditures	(7,927)	(25,831)	(40,929)	(34,842)
Proceeds from sales or disposals of long-term assets	9	3	12,913	8,485
Acquisition of businesses net of cash acquired*	—	—	(338)	(610)
Other investing activities	(13)	(166)	—	(3,162)
Net cash used for investing activities	(7,931)	(25,994)	(28,354)	(30,129)
Cash flows from financing activities:
Proceeds from long-term debt	—	—	160,032	93,551
Repayment of long-term debt	(2,867)	(93,740)	(41,832)	(77,284)
Debt issuance costs – reorganization	—	(688)	—	—
Capital contribution	—	2,640	—	—
Payments to acquire treasury stock	—	—	(1)	(370)
Exercise of stock options	—	—	—	209
Dividends	—	—	—	(3,777)
Net cash provided by (used for) financing activities	(2,867)	(91,788)	118,199	12,329
Effect of exchange rate changes on cash	47	840	8	(82)
Increase (decrease) in cash and cash equivalents	(14,068)	(64,791)	105,505	—
Cash and cash equivalents at beginning of period	40,714	105,505	—	—
Cash and cash equivalents at end of period	$26,646	$40,714	$105,505	$—
Supplemental information:
Cash paid (refunded) for income taxes	$388	$(3,326)	$(20,867)	$5,150
Cash paid for interest	$940	$873	$50,748	$73,967
*Acquisition of businesses net of cash acquired:
Working capital, other than cash	$—	$—	$—	$—
Property, plant and equipment	—	—	(338)	(610)
Other assets	—	—	—	—
Total cash used to acquire businesses	$—	$—	$(338)	$(610)

See the accompanying notes to the consolidated financial statements.

GENTEK INC.
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY (DEFICIT)
For the Three Years Ended December 31, 2003
(In thousands, except per share data)

	Common Stock	Class B Common Stock	Warrants	Treasury Stock	Paid in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings (Accumulated Deficit)	Total
Predecessor
Balance at December 31, 2000	$204	$48	$—	$(874)	$3,710	$(9,175)	$53,745	$47,658
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(170,844)	(170,844)
Change in net unrealized loss on securities (net of tax of $84)	—	—	—	—	—	(129)	—	(129)
Minimum pension liability adjustments (net of tax of $748)	—	—	—	—	—	(1,144)	—	(1,144)
Cumulative effect of accounting change (net of tax of $1,941)	—	—	—	—	—	(2,966)	—	(2,966)
Change in net unrealized loss on derivative instruments (net of tax of $2,238)	—	—	—	—	—	(3,421)	—	(3,421)
Foreign currency translation adjustments (net of tax of $4,884)	—	—	—	—	—	(7,467)	—	(7,467)
Comprehensive loss								(185,971)
Dividends (per share $.15)	—	—	—	—	—	—	(3,777)	(3,777)
Exercise of stock options	3	—	—	—	206	—	—	209
Long-term incentive plan grants, net	—	—	—	—	(86)	—	—	(86)
Purchase of treasury stock	—	—	—	(370)	—	—	—	(370)
Balance at December 31, 2001	207	48	—	(1,244)	3,830	(24,302)	(120,876)	(142,337)
Components of comprehensive loss:
Net loss	—	—	—	—	—	—	(360,649)	(360,649)
Change in net unrealized loss on securities (net of tax of $148)	—	—	—	—	—	226	—	226
Minimum pension liability adjustments	—	—	—	—	—	(24,346)	—	(24,346)
Change in net unrealized loss on derivative instruments (net of tax of $(39))	—	—	—	—	—	2,544	—	2,544
Foreign currency translation adjustments (net of tax of $4,322)	—	—	—	—	—	14,767	—	14,767
Comprehensive loss								(367,458)
Conversion of Class B Common Stock to Common Stock	9	(9)	—	—	—	—	—	—
Long-term incentive plan grants, net	—	—	—	—	(525)	—	—	(525)
Purchase of treasury stock	—	—	—	(1)	—	—	—	(1)
Balance at December 31, 2002	216	39	—	(1,245)	3,305	(31,111)	(481,525)	(510,321)
Components of comprehensive income:
Net income	—	—	—	—	—	—	494,392	494,392
Minimum pension liability adjustments	—	—	—	—	—	9,510	—	9,510
Change in net unrealized loss on derivative instruments (net of tax of $4,218)	—	—	—	—	—	3,847	—	3,847
Foreign currency translation adjustments (net of tax of $5,105)	—	—	—	—	—	(360)	—	(360)
Comprehensive income								507,389
Conversion of Class B Common Stock to Common Stock	14	(14)	—	—	—	—	—	—
Capital contribution	—	—	—	—	4,325	—	—	4,325
Long-term incentive plan grants, net	—	—	—	—	3	—	—	3
Cancellation of Predecessor Common Stock and Class B Common Stock	(230)	(25)	—	1,245	(990)	—	—	—
Issuance of Common Stock to creditors	268,084	—	8,361	—	—	—	—	276,445
Fresh Start Adjustments	—	—	—	—	(6,643)	18,114	(12,867)	(1,396)
Balance at November 10, 2003	268,084	—	8,361	—	—	—	—	276,445
Successor
Components of comprehensive income:
Net income	—	—	—	—	—	—	1,092	1,092
Foreign currency translation adjustments (net of tax of $816)	—	—	—	—	—	1,250	—	1,250
Comprehensive income								2,342
Balance at December 31, 2003	$268,084	$—	$8,361	$—	$—	$1,250	$1,092	$278,787

See the accompanying notes to the consolidated financial statements.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Note 1 – Basis of Presentation

GenTek Inc. (“GenTek” or the “Company”) was spun off from The General Chemical Group Inc. (“GCG”) on April 30, 1999 (the “Spinoff”). The Spinoff has been treated as a reverse spinoff for financial statement purposes because a greater proportion of the former assets and operations of GCG are held by GenTek.

GenTek’s subsidiaries operate through two primary business segments: manufacturing and performance products. The manufacturing segment provides a broad range of engineered components and services to three principal markets: automotive, appliance and electronic, and industrial. The performance products segment provides a broad range of value-added products and services to four principal markets: environmental services, pharmaceutical and personal care, technology and chemical processing. The Company operates over 60 manufacturing and production facilities located primarily in the U.S., Canada, and Mexico. GenTek is a holding company with no independent operations and, therefore, is dependent upon cash flow from its subsidiaries to meet obligations.

On May 18, 2004, the Company sold its KRONE communications business to ADC Telecommunications, Inc. (ADC). Accordingly, the business has been classified as discontinued operations. The purchase price included $294 million in cash, subject to post-closing adjustments, and the assumption by ADC of approximately $56 million of foreign pension and employee-related liabilities.

On October 11, 2002, GenTek and 31 of its direct and indirect subsidiaries, including its Noma Company subsidiary (collectively, the “Debtors”), filed voluntary petitions for reorganization relief (the “Filing”) under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ cases were jointly administered as Case No. 02-12986 (MFW).

As a result of the Filing, an automatic stay was imposed against efforts by claimants to collect amounts due or to proceed against property of the Debtors. During the Chapter 11 case, the Debtors operated their respective businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. As such, they were permitted to engage in ordinary course of business transactions without prior approval of the Bankruptcy Court. Transactions outside of the ordinary course of business, including certain sales of assets and certain requests for additional financings, were subject to approval by the Bankruptcy Court.

On December 10, 2002, Noma Company sought and obtained from the Ontario Superior Court of Justice, Canada (the “Ontario Court”), an initial order pursuant to section 18.6 of the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended (CCAA), recognizing the Filing and granting Noma Company, among other things, a stay against claims, proceedings and the exercise of any contractual rights against it or its property in Canada, and recognizing various orders granted by the Bankruptcy Court.

The Debtors filed for relief under Chapter 11 as a result of the Company’s inability to obtain an amendment to its pre-petition senior credit facility. The protection afforded by Chapter 11 allowed the

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Debtors to continue to serve their customers and preserve the value of their businesses, while they reorganized and worked to develop and implement a strategic plan to deleverage the Company’s balance sheet and create an improved long-term capital structure.

As a result of the Filing, pending pre-petition litigation and claims against the Debtors were stayed automatically in accordance with Section 362 of the Bankruptcy Code and no party was able to take any action to seek payment on its pre-petition claims or to proceed against property of the Debtors’ estates except pursuant to further order of the Bankruptcy Court. The Filing resulted in an immediate acceleration of the Company’s senior credit facility and 11% Senior Subordinated Notes, subject to the automatic stay.

During the Chapter 11 process, the Company’s available cash and continued cash flow from operations were adequate to fund ongoing operations and meet obligations to customers, vendors and employees in the ordinary course of business. Further, in order to augment its financial flexibility during the Chapter 11 process, in March 2003, the Company entered into a debtor-in-possession credit facility with certain members of its pre-petition bank syndicate. This facility enabled the Company to issue up to $50 million of letters of credit, including approximately $30 million of letters of credit issued under the pre-petition credit facility, to support the Company and its subsidiaries’ undertakings (other than ordinary trade credit) and provided the Company’s Noma Company subsidiary with a $10 million revolving credit facility for working capital and other general corporate purposes of Noma Company. The facility expired on the Effective Date and was replaced by the Revolving Credit Facility.

As a general rule, all of the Debtors’ contracts and leases continued in effect in accordance with their terms notwithstanding the Filing, unless otherwise ordered by the Bankruptcy Court. The Bankruptcy Code provided the Debtors with the opportunity to reject any executory contracts or unexpired leases that were burdensome or assume any contracts or leases that were favorable or otherwise necessary to their business operations. In the event of a rejection of an executory contract or unexpired lease by the Debtors, the affected parties were provided a period of time within which to file rejection damage claims, which were considered to be pre-petition general unsecured claims. As a condition to assumption of an executory contract or unexpired lease, the Debtors were required to cure defaults under such agreements, including, without limitation, payment of any amounts due and owing. Certain executory contracts and unexpired leases were rejected by the Debtors during the course of the bankruptcy proceedings.

On June 30, 2003, the Debtors filed with the Court their first proposed joint plan of reorganization, together with the related disclosure statement. Subsequently, on August 21, 2003, the Debtors filed with the Court their second proposed joint plan of reorganization (the “Second Proposed Plan of Reorganization”), together with the related disclosure statement (the “Second Proposed Disclosure Statement”). A hearing to consider the adequacy of the Second Proposed Disclosure Statement was held on August 25, 2003. At the hearing, the Debtors announced additional revisions to the Second Proposed Plan of Reorganization (as modified, the “Plan of Reorganization”) and the Second Proposed Disclosure Statement (as modified, the “Disclosure Statement”) and agreed to work with certain parties in interest to resolve remaining issues as to the adequacy of the Disclosure Statement. Upon certification of counsel as to the resolution of such issues, the Court, on August 27, 2003, entered an order approving the Disclosure Statement, as revised, and authorizing the Company to begin soliciting votes with respect to the Plan of Reorganization, as revised, from those of its creditors who were entitled

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

to vote. On August 28, 2003, the Debtors filed a revised version of the Plan of Reorganization (the “Final Plan of Reorganization”) and a revised version of the Disclosure Statement, each reflecting the additional revisions announced at the hearing on August 25, 2003 and those subsequently made in resolution of the remaining issues.

The solicitation process commenced on September 3, 2003, when the Debtors mailed the solicitation packages, and concluded on September 30, 2003. The Final Plan of Reorganization was accepted by all but one of the voting classes. On October 3, 2003, the Debtors filed a first modification to the Final Plan of Reorganization (the “Modification”). The confirmation hearing was subsequently held on October 7, 2003, and the Bankruptcy Court on that date entered an order confirming the Final Plan of Reorganization, as modified on October 3, 2003 (the Final Plan of Reorganization as so modified and confirmed, the “Confirmed Plan”). The Confirmed Plan became effective in accordance with its terms on November 10, 2003.

The Confirmed Plan provides that, in full satisfaction of their allowable claims: (i) the holders of existing secured claims under the Company’s pre-petition credit facility (excluding the tranche in which Noma Company is a borrower to the extent such holders were secured by Noma) initially receive approximately 81 percent of the common stock of the reorganized Company (the “Reorganized Company”), $60,000 in cash (reduced by certain payments) and $216,500 principal amount of senior term notes issued by the Reorganized Company; (ii) holders of existing secured claims under the term loan facility to Noma Company under the Company’s pre-petition credit facility received approximately 13 percent of the common stock of the Reorganized Company and $33,500 principal amount of senior term notes issued by the Reorganized Company; (iii) holders of general unsecured claims and trade vendor claims who elect to receive equity in the Reorganized Company on account of their claims received a pro rata distribution of up to approximately 2 percent, in the aggregate, of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (iv) holders of general unsecured claims and trade vendor claims that elect not to receive equity of the Reorganized Company received an amount in cash equal to the lesser of (A) 6 percent of each such holder’s allowed claim or (B) each such holder’s pro rata share of $5,000; (v) holders of unsecured claims relating to the Company’s existing bonds received approximately 4 percent of the common stock of the Reorganized Company and warrants to purchase additional shares of the common stock of the Reorganized Company; (vi) upon the liquidation of their disputed claims, holders of California Tort Claims (as defined in the Confirmed Plan), to the extent they are determined to hold allowable claims, will receive the same treatment of any uninsured portion of their claims (excluding any portion of such claims attributable to noncompensatory damages) as they would have received had such claims been classified as general unsecured claims (except that such holders will not be entitled to elect cash instead of equity); (vii) upon the ratification and consummation of a proposed settlement, holders of Pennsylvania Tort Claims (as defined in the Confirmed Plan) will receive, through their class representative, an aggregate distribution of $120 in cash, a note in the principal amount of $675, and a payment from the Debtors’ insurer (although the settlement is expected to be ratified and consummated, if the settlement fails, the holders of the Pennsylvania Tort Claims will be treated like California Tort Claims upon liquidation of the Claims); and (viii) holders of claims described in subsections (i), (iii), (iv), (v) and (vi) above will be entitled to receive a portion of any amounts recovered by a preference claim litigation trust created pursuant to the Confirmed Plan. In addition to the foregoing, the Confirmed Plan provides that administrative expense claims, priority claims, convenience claims, a secured claim of the Company against Noma Company in the amount of approximately $5,693 and certain other secured

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

claims, are to be paid in full. Furthermore, the Confirmed Plan provides for the cancellation of all then outstanding shares of common stock of the Company without any distribution to be made to the holders of such shares.

The Confirmed Plan also provides for, among other things, the amendment of our charter and by-laws, the replacement of our board of directors, the implementation of a new equity incentive plan for our directors, officers and employees, the establishment of a preference litigation trust to pursue preference claims on behalf of certain claimants, the disposition of certain executory contracts and unexpired leases, and certain releases, exculpation and indemnification protections for certain parties in interest.

The consolidated financial statements have been prepared in accordance with Statement of Position 90-7 (“SOP 90-7”), “Financial Reporting by Entities in Reorganization Under the Bankruptcy Code,” and on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business. Liabilities and obligations whose treatment and satisfaction were dependent on the outcome of the Chapter 11 cases have been segregated and classified as liabilities subject to compromise in the consolidated balance sheets. In connection with its emergence from bankruptcy on November 10, 2003, the Company has adopted fresh-start reporting in accordance with SOP 90-7. Accordingly, the Company’s post-emergence financial statements (“Successor”) are not comparable with its pre-emergence financial statements (“Predecessor”). All references to the period ended November 10, 2003 refer to the period from January 1, 2003 to November 10, 2003 and all references to the period ended December 31, 2003 refer to the period November 11, 2003 to December 31, 2003.

Pursuant to the Bankruptcy Code, schedules were filed by the Debtors with the Bankruptcy Court setting forth the assets and liabilities of the Debtors as of the date of Filing. A bar date of April 14, 2003 was set for the filing of proofs of claim against the Debtors. Differences between amounts recorded by the Debtors and claims filed by creditors have been investigated and will be resolved as part of the proceedings in the Chapter 11 cases. That process is continuing after the Effective Date. Accordingly, the ultimate number and allowed amount of such claims are not presently known but the recovery terms of each such allowed claim is set forth in the Confirmed Plan.

Note 2 – Summary of Significant Accounting Policies

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of the Company and all of its majority owned subsidiaries. Investments in affiliates in which ownership is at least 20 percent, but less than a majority voting interest, are accounted for using the equity method. Investments in less than 20 percent owned affiliates are accounted for using the cost method. Intercompany balances and transactions are eliminated in consolidation.

All highly liquid instruments purchased with a maturity of three months or less are considered to be cash equivalents.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Inventories are valued at the lower of cost or market, using the last-in, first-out (“LIFO”) method for certain domestic production inventories and the first-in, first-out (“FIFO”) or average-cost method for all other inventories. Production inventory costs include material, labor and factory overhead.

Property, plant and equipment are carried at cost and are depreciated principally using the straight-line method. Estimated lives range from five to 35 years for buildings and leasehold improvements and 3 to 15 years for machinery and equipment.

Intangible assets that have finite lives are amortized using the straight-line method, over their estimated useful lives, which range from 4 to 15 years.

The Company reviews long-lived assets for impairment whenever events and circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by comparing the carrying amount of these assets against the estimated undiscounted future cash flows to be generated by the assets. At the time such evaluations indicate that the future cash flows are not sufficient to recover the carrying value of such assets, the carrying values are adjusted to their fair values, which have been determined on a discounted cash flow basis. Assets to be disposed of are reported at the lower of their carrying amount or fair value less costs to sell.

The Company reviews goodwill and indefinite lived intangible assets for impairment annually and whenever events and circumstances indicate that the recorded value of the assets might be more than its fair value. Estimated fair values are determined based upon a number of factors, including independent appraisals and current operating forecasts.

Accruals for product warranties are estimated based upon historical warranty experience and are recorded at the time revenue is recognized.

Accruals for environmental liabilities are recorded based on current interpretations of environmental laws and regulations when it is probable that a liability has been incurred and the amount of such a liability can be reasonably estimated.

Accruals for pension and other post-retirement benefit costs utilize a number of accounting mechanisms that reduce the volatility of reported costs. Differences between actuarial assumptions and actual plan results are deferred and are amortized into expense only when the accumulated differences exceed 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If necessary, the excess is amortized over the average remaining service period of active employees. Additionally, the impact of asset performance on pension expense is recognized over a five-year phase-in period though a “market-related” value of assets calculation. Since the market-related value of assets recognizes investment gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recognized.

The Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is reasonably assured. Revenue is recognized from product sales when title and risk of loss has passed to the customer consistent with the

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

related shipping terms, generally at the time products are shipped. The Company records a provision for estimated sales returns and other allowances as a reduction of revenue at the time of revenue recognition.

Compensation cost for stock-based employee compensation plans is recognized using the intrinsic value method. The following table illustrates the effect on net income (loss) and earnings (loss) per share if the Company had applied the fair value based method to recognize stock-based employee compensation.

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001
Net income (loss) as reported	$1,092	$494,392	$(360,649)	$(170,844)
Deduct: Total stock-based employee compensation income (expense) determined under fair value based method for all awards, net of related tax effects	—	1,479	(1,623)	(1,737)
Pro forma net income (loss)	$1,092	$495,871	$(362,272)	$(172,581)
Earnings (loss) per share:
Basic – as reported	$.11	$19.34	$(14.13)	$(6.72)
Basic – pro forma	$.11	$19.40	$(14.19)	$(6.79)
Diluted – as reported	$.11	$19.34	$(14.13)	$(6.72)
Diluted – pro forma	$.11	$19.40	$(14.19)	$(6.79)

For purposes of this calculation, the fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following assumptions (are not applicable for 2003 and 2002 as there were no grants made):

2001
Dividend yield	2.8%
Expected volatility	87%
Risk-free interest rate	4.0%
Expected holding period (in years)	6
Weighted average fair value	$1.15

Income taxes are accounted for under the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is recorded to reduce the carrying amounts of deferred tax assets if it is more likely than not that such assets will not be realized.

The Company does not hold or issue financial instruments for trading purposes. The Company uses derivative financial instruments primarily for purposes of hedging exposures to fluctuations in interest rates, foreign currency exchange rates and commodity prices. The differential to be paid or received on interest rate swaps is recognized as an adjustment to interest expense. Gains and losses on

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

hedges of existing assets or liabilities are included in the carrying amounts of those assets or liabilities and ultimately recognized in earnings. Gains and losses related to qualifying hedges of firm commitments or anticipated transactions are deferred and are recognized in earnings or as adjustments of carrying amounts when the hedged transaction occurs.

The components of accumulated other comprehensive loss are as follows:

	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
Foreign currency translation	$1,250	$(1,778)
Minimum pension liability adjustments	—	(25,490)
Net unrealized loss on derivative instruments	—	(3,843)
Accumulated other comprehensive loss	$1,250	$(31,111)

In June 2000, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 138, “Accounting for Certain Derivative Financial Instruments and Certain Hedging Activities – an amendment of FASB Statement No. 133”. This statement amends the accounting and reporting standards of SFAS 133 for certain derivative instruments and for certain hedging activities. The Company adopted SFAS 133 and SFAS 138 on January 1, 2001. The effect of the adoption of these pronouncements was a reduction of approximately $2,966 ($4,907 pre-tax) to accumulated other comprehensive income attributable to the net liability to be recorded for cash flow hedges.

In July 2001, the FASB issued SFAS No. 141 “Business Combinations” and SFAS No. 142 “Goodwill and Other Intangible Assets.” SFAS No. 141 requires business combinations initiated after June 30, 2001 to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. SFAS No. 142 requires the use of a nonamortization approach to account for purchased goodwill and certain intangibles. Under a nonamortization approach, goodwill and certain intangibles will not be amortized into results of operations, but instead would be reviewed for impairment and written down and charged to results of operations only in the periods in which the recorded value of goodwill and certain intangibles is more than its fair value. The provisions of each statement which apply to goodwill and intangible assets acquired prior to June 30, 2001 were adopted by the Company on January 1, 2002, and accordingly, the Company ceased amortizing goodwill. Upon adoption of SFAS No. 142, the Company recorded a charge of $161,125 (net of a tax benefit of $39,760) as a cumulative effect of a change in accounting principle. The following illustrates what net income (loss) and income (loss) per share would have been had these provisions been adopted for the year ended December 31, 2001:

Year Ended December 31, 2001

Reported net income (loss)	$(170,844)
Add back: goodwill amortization	13,519

Adjusted net income (loss)	$(157,325)

Income (loss) per share, basic and assuming dilution:
Reported net income (loss)	$(6.72)
Add back: goodwill amortization	.53

Adjusted net income (loss)	$(6.19)

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Carrying amount of goodwill by segment is as follows:

	Performance Products	Manufacturing	Discontinued Operations	Total

Balance at December 31, 2001	$65,765	$154,174	$109,036	$328,975
Adoption of SFAS No. 142	(44,027)	(48,200)	(109,036)	(201,263)
Foreign currency translation	—	12	—	12

Balance at December 31, 2002	21,738	105,986	—	127,724
Foreign currency translation	—	236	—	236
Reorganization adjustments	(10,065)	35,904	—	25,839

Balance at December 31, 2003	$11,673	$142,126	$—	$153,799

In July 2001, the FASB issued SFAS No. 143 “Accounting for Asset Retirement Obligations,” which requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and the associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company’s consolidated financial statements.

In August 2001, the FASB issued SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets,” which requires all long-lived assets classified as held for sale to be valued at the lower of their carrying amount or fair value less cost to sell and which broadens the presentation of discontinued operations to include more disposal transactions. The Company adopted this standard on January 1, 2002. There was no effect upon adoption on the Company’s consolidated financial statements.

In July 2002, the FASB issued SFAS No. 146 “Accounting for Costs Associated with Exit or Disposal Activities,” which requires that a liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. This differs from prior guidance, which required the liability to be recognized when a commitment plan was put into place. SFAS No. 146 also establishes that fair value is the objective for initial measurement of the liability. The Company adopted this standard on January 1, 2003. There was no effect upon adoption on the Company’s consolidated financial statements.

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others, an interpretation of FASB Statements No. 5, 57 and a rescission of FASB Interpretation No. 34,” which expands on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under guarantees issued. It also clarifies that a guarantor is required to recognize, at inception of a guarantee, a liability for the fair value of the obligation undertaken. The initial recognition and measurement provisions are applicable to guarantees issued or modified after December 31, 2002 and are not expected to have a material effect on the Company’s financial statements. The disclosure requirements were effective for financial statements of interim and annual periods ending after December 15, 2002. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

In December 2002, the FASB issued SFAS No. 148 “Accounting for Stock-Based Compensation – Transition and Disclosure, an amendment of FASB Statement No. 123,” which requires expanded disclosure regarding stock-based compensation in the Summary of Significant Accounting Policies. The Company has adopted the disclosure requirements of this standard and has included the expanded disclosure in Note 2.

In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities (“VIE”s)” (“FIN 46”). This interpretation of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” addresses when a company should include in its financial statements the assets and liabilities of unconsolidated VIEs. FIN 46 was effective for VIEs created or acquired after January 31, 2003. The Company is not party to any arrangements with VIEs and thus the adoption of this statement did not have a material impact on the Company’s consolidated financial statements. In December 2003, the FASB completed deliberations of proposed modifications to FIN 46 (“Revised Interpretations”) resulting in multiple effective dates based on the nature as well as the creation date of the VIE. The adoption of the Revised Interpretation did not have a material effect on the Company’s financial statements.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This Statement establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). The Statement is effective for financial instruments entered into or modified after May 31, 2003. It applies in the first interim period beginning after June 15, 2003, to entities with financial instruments acquired before May 31, 2003. The adoption of this statement did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the FASB issued SFAS No. 132 (revised 2003), “Employers’ Disclosures about Pensions and Other Postretirement Benefits.” This Statement retains the disclosure requirements contained in the original FASB Statement No. 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, which it replaces and requires additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other defined benefit postretirement plans. It does not change the measurement of recognition of those plans required by FASB Statements No. 87, “Employers’ Accounting for Pensions”, No. 88, “Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits”, and No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”. The Statement is effective for annual and interim periods with fiscal years ending after December 15, 2003. The disclosure provisions of this statement have been adopted for the period ended December 31, 2003.

In May 2004, the FASB issued Staff Position No. FAS 106-2, “Accounting and Disclosure Requirements Related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003” (FSP). The act, signed into law December 2003, introduces a prescription drug benefit under Medicare as well as a federal subsidy, under certain conditions, to sponsors of retiree health care benefit plans. The FSP is effective for the first interim period beginning after June 15, 2004. The Company has not yet determined what the effect of this FSP will be on its financial statements.

Certain prior-period amounts have been reclassified to conform with the current presentation.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Note 3 – Fresh-Start Reporting, Reorganization Items and Liabilities Subject to Compromise

The Debtors’ emergence from bankruptcy proceedings on November 10, 2003 resulted in a new reporting entity and adoption of fresh-start reporting as of that date in accordance with SOP 90-7. Accordingly, assets have been stated at fair value, liabilities have been recorded at the present value of amounts estimated to be paid, the accumulated deficit has been eliminated and new debt and equity securities have been recorded in accordance with distributions pursuant to the Confirmed Plan. In addition, all accounting principles required to be adopted within the next twelve months following the adoption of fresh-start reporting were adopted as of November 10, 2003. Adjustments to the Company’s assets and liabilities to fair value were based upon the Company’s reorganization value of $550,000 as included in the Confirmed Plan and as approved by the Bankruptcy Court. In determining the reorganization value, the Company (and its financial advisors) considered several matters, including the following: (i) certain recent historical financial information of the Company, (ii) the Company’s overall business plan, including long-term risks and opportunities, (iii) certain financial projections prepared by the Company and the assumptions underlying them, (iv) the market value of publicly traded companies that are reasonably comparable to the Company, (v) the purchase price paid in acquisitions of comparable companies and (vi) certain additional economic and industry conditions. Sensitive assumptions included in the foregoing determination about which there is a reasonable possibility of the occurrence of a variation that would have significantly affected measurement of reorganization value included projected future cash flows and growth rates, estimates of the effects of execution of the Company’s business plan, selection of companies deemed to be comparable to the Company, and assumptions regarding underlying economic and industry conditions. The Company determined its reorganization equity value of $282,000 by subtracting the Company’s debt of $268,000 on the Effective Date from the reorganization value of $550,000.

As a result of the adoption of fresh-start reporting, the Company’s post-emergence financial statements are not comparable with its pre-emergence financial statements. The following table reflects the implementation of the Confirmed Plan and the adjustments recorded to the Company’s assets and liabilities to reflect the implementation of the Confirmed Plan and the adjustments of such assets and liabilities to fair value at November 10, 2003.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Condensed Balance Sheet

	Predecessor(1)	Debt Discharge(2)	Fresh-Start Adjustments(3)	Successor

Current assets:
Cash and cash equivalents	$91,657	$(50,943)	$—	$40,714
Receivables, net	114,205	—	—	114,205
Inventories	60,317	—	2,759	63,076
Other current assets	19,465	19,959	(959)	38,465

Total current assets	285,644	(30,984)	1,800	256,460
Property, plant and equipment, net	215,589	—	74,477	290,066
Goodwill	127,959	—	25,840	153,799
Assets held for sale	267,501	26,656	(11,083)	283,074
Other assets	23,174	24,770	66,716	114,660

Total assets	$919,867	$20,442	$157,750	$1,098,059

Current liabilities:
Accounts payable	$30,333	$—	$—	$30,333
Accrued liabilities	112,026	5,120	—	117,146
Current portion of long-term debt	101	—	—	101

Total current liabilities	142,460	5,120	—	147,580
Long-term debt	510	250,591	—	251,101
Liabilities subject to compromise	972,201	(972,201)	—	—
Liabilities of businesses held for sale	175,994	(3,883)	(564)	171,547
Other liabilities	185,993	—	59,362	245,355

Total liabilities	1,477,158	(720,373)	58,798	815,583

Contingently redeemable warrants	—	6,030	—	6,030

Equity (deficit)	(557,291)	734,785	98,952	276,446

Total liabilities and equity (deficit)	$919,867	$20,442	$157,750	$1,098,059

(1)	Represents the balance sheet of the Company at November 10, 2003, prior to emergence from bankruptcy.
(2)

Reflects the discharge of liabilities subject to compromise in accordance with the Confirmed Plan. Adjustments include the cash payment primarily to pre-petition secured creditors of $50,943, accruals for payments to unsecured creditors of $5,120, the issuance of debt of $250,591 (see note 10), and the issuance of new equity to former creditors, including common stock of $268,084, warrants of $8,361 and contingently redeemable warrants of $6,030 (see note 11). Additionally, other current assets and other assets reflect the reversal of the valuation allowance previously recorded against net domestic deferred tax assets of $44,729 (see Note 6).

(3)

Reflects adjustments to record assets and liabilities at fair value as of Effective Date. Significant adjustments include those to property, plant, and equipment of $74,477 (see note 9), intangible assets of $73,149 (see note 9) pension and postretirement assets and liabilities of $64,447 (see note 7) and other assets and liabilities of $221. Additionally, adjustments include those to reflect inventory at fair value less cost to dispose totaling $2,759 and the deferred tax effects of the fresh-start adjustments of $7,850.

-

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Liabilities subject to compromise in the consolidated balance sheet consist of the following items at December 31, 2002:

Accounts payable	$41,350
Accrued interest payable	17,795
Accrued liabilities	10,577
Long-term debt	921,986
Long-term liabilities	146,468

$1,138,176

Reorganization items in the consolidated statements of operations consists of the following:

	Periods Ended

	November 10, 2003	December 31, 2002

Professional fees	$25,625	$6,006
Employee costs	20,470	2,528
Interest income	(608)	(185)
Settlement of pre-petition liabilities	(1,264)	(985)
Write off of unamortized debt issuance costs	11,730	—
Gain on debt discharge	(377,193)	—
Fresh-start accounting adjustments	(112,211)	—
Other	17,369	4,272

	$(416,082)	$11,636

The gain on debt discharge is determined as follows:

Liabilities discharged	$976,084
Less: Cash payments made	50,943
Accruals for future payments to be made	5,120
Debt issued	250,591
Common stock and warrants issued	276,446
Contingently redeemable warrants issued	6,030
Gain included in income from discontinued operations	3,500
Other comprehensive income adjustment	6,261

Gain on debt discharge	$377,193

The income effect of the fresh-start accounting adjustments is comprised of the following:

Inventory	$2,759
Property, plant and equipment	74,477
Goodwill	26,052
Intangible assets	73,149
Pension and postretirement assets and liabilities	(64,447)
Other assets and liabilities	221

Net fresh-start accounting adjustment	$112,211

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Note 4 – Special Charges

Restructuring Charges

The Company’s restructuring actions during 2003 consist of two plant closures in its performance products segment. The Company expects to substantially complete implementation of these restructuring actions by the second quarter of 2004. The following tables summarize the Company’s expected costs and accruals for these restructuring actions:

	Employee Termination Costs	Facility Exit Costs

Total costs expected to be incurred	$7,578	$9,286

Provisions - Restructuring	$985	$191
Provisions – Reorganization items	6,000	7,949
Amounts paid	(4,288)	(2,489)

Balance at December 31, 2003	$2,697	$5,651

The Company’s restructuring programs initiated in prior years have been completed. The following tables summarize the Company’s liabilities for restructuring programs initiated in prior years:

	Employee Termination Costs	Facility Exit Costs

Balance at December 31, 2001	$9,422	$1,942
Provisions	195	—
Reclassified to liabilities subject to compromise	(1,338)	(219)
Amounts paid	(6,135)	(787)

Balance at December 31, 2002	2,144	936
Reclassification from liabilities subject to compromise	—	186
Adjustments	(151)	(913)
Amounts paid	(1,993)	(209)

Balance at December 31, 2003	$—	$—

During 2001, the Company determined that it would close a facility in the manufacturing segment, due to notification received from the facilities’ largest customer that it was terminating its contract. Subsequently, the customer has repeatedly delayed the contract termination date. During this time frame, other business conditions at this facility along with other related manufacturing facilities have caused the Company to change its plans for this facility, and continue to operate it. Accordingly, during 2003 the previously recorded facility exit costs were reversed. Adjustments to employee termination costs are the result of differences in the estimated costs and the amount ultimately incurred.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Impairment Charges

On February 28, 2003, the Company announced a plan to wind down and close operations at its facility in Claymont, Delaware, which is included in the performance products segment. Accordingly, the Company assessed the long-lived assets at this facility for impairment. Based on the results of this assessment, the Company recorded a non-cash impairment charge of $24,661 to reduce the carrying value of the fixed assets at this facility to fair value, which was determined based on a number of factors, including an analysis of market transactions for similar assets.

In the early part of 2001, operating losses were experienced in certain of the Company’s operations. Additionally, forecasts updated at that time indicated significantly diminished prospects for these operations. As a result of these circumstances, management determined that the long-lived assets of these operations should be assessed for impairment. Based on the outcome of this assessment, the Company recorded a non-cash asset impairment charge of $61,667 in the second quarter of 2001. This charge includes write-downs of fixed assets of $52,829, goodwill and intangible assets of $6,418 and an investment and other long-term assets of $2,420. The second-quarter charge primarily related to nine facilities in the performance products segment totaling $59,185. The charge for eight of the nine performance products facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets of these facilities were determined based upon a calculation of the present value of the expected future cash flows to be generated by these facilities. The charge for one performance products facility resulted from the facility’s principal customer’s decision to close its plant. The fair value of the assets at this facility was based upon a number of factors, including an analysis of market transactions for similar assets.

As 2001 progressed, the Company experienced a significant decline in certain other businesses resulting in operating losses for these business units. The Company’s revised forecast prepared in the fourth quarter indicated that, based upon diminished prospects in the markets served by certain operations, the cash flows to be generated by these businesses would not be sufficient to recover the carrying value of the long-lived assets at these operations. In the fourth quarter of 2001, the Company recorded additional non-cash impairment charges for long-lived assets totaling $20,657, of which $10,484 related to fixed assets, $7,286 to goodwill and intangibles and $2,887 to an equity investment. The charge primarily related to two facilities and an equity investment in the manufacturing segment totaling $20,538. The charge for one facility in the manufacturing segment relates to notification by its largest customer in the fourth quarter that the customer was terminating its contract. As a result, management re-evaluated the forecast for this business and deemed it appropriate to test the carrying value of long-lived assets for impairment. The charge was recorded to reduce the carrying value to fair value, as determined using the present value of expected future cash flows. The charge for the other facilities was due to unfavorable changes in the principal markets served by these units. The fair values of the assets were determined based upon a calculation of the present value of the expected future cash flows.

Note 5 – Earnings Per Share

The computation of basic earnings per share is based on the weighted average number of common shares outstanding during the period. The computation of diluted earnings per share assumes the foregoing and, in addition, the exercise of all warrants, stock options and restricted units, using the treasury stock method.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

The components of the denominator for basic earnings per common share and diluted earnings per common share are reconciled as follows:

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,

			2002	2001
Basic earnings per common share:
Weighted average common shares outstanding	10,000,000	25,564,310	25,527,570	25,434,802
Diluted earnings per common share:
Weighted average common shares outstanding	10,000,000	25,564,310	25,527,570	25,434,802
Options and restricted units	—	625	—	—
Total	10,000,000	25,564,935	25,527,570	25,434,802

Warrants, options and restricted units were not included in the computation of diluted earnings per common share due to their antidilutive effect. For the period ended December 31, 2003, there were 2,094,645 warrants outstanding. For the period ending November 10, 2003 and the years ending December 31, 2002 and 2001 there were 2,659,000, 2,922,813 and 2,027,975 options and restricted units outstanding.

Note 6 – Income Taxes

Income from continuing operations before income taxes is as follows:

	Successor Company	Predecessor Company
	Period Ended December 31,	Period Ended November 10,	Years Ended December 31,

	2003	2003	2002	2001
United States	$(774)	$458,438	$(30,085)	$(134,751)
Foreign	4,547	(17,399)	25,582	11,490
Total	$3,773	$441,039	$(4,503)	$(123,261)

The components of the income tax provision (benefit) are as follows:

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,

			2002	2001
United States:
Current	$—	$—	$(8,674)	$(8,867)
Deferred	1,737	(9,836)	93,826	(19,866)
Foreign:

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

	Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,

			2002	2001
Current	578	(1,646)	2,867	5,309
Deferred	(579)	(11,922)	1,109	(3,563)
State:
Current	—	824	1,151	(2,444)
Deferred	101	(2,471)	5,536	(4,208)
Total	$1,837	$(25,051)	$95,815	$(33,639)

A summary of the components of deferred tax assets and liabilities is as follows:

	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
Net operating loss carry forwards	$7,274	$21,232
Postretirement benefits	69,998	32,185
Nondeductible accruals	41,474	42,168
Goodwill	25,736	7,226
Foreign operations	7,329	3,896
Deferred tax on comprehensive income	—	16,838
Other	99	6,386
Deferred tax assets	151,910	129,931
Intangibles	29,480	—
Property, plant and equipment	87,300	33,687
Other	8,671	—
Deferred tax liabilities	125,451	33,687
Valuation allowance	8,025	98,461
Net deferred tax assets (liabilities)	$18,434	$(2,217)

At December 31, 2003 and 2002, the Company had deferred tax assets of $7,329 and $3,896 related to foreign tax credits, for which a full valuation allowance had been provided. Net operating loss carryforwards in the United States expire 2003 through 2017. During the second quarter of 2002, the Company revised its projection of domestic taxable income. These estimates projected significantly lower domestic taxable income than previous projections, principally due to the downturn in the global communications market. As a result of lower projected domestic taxable income and the Company’s evaluation of potential tax planning strategies, the Company concluded that it was more likely than not that it would not be able to realize its domestic net deferred tax assets. Accordingly, during 2002 the Company recorded an increase to its valuation allowance of $98 million effectively reducing the carrying value of its domestic net deferred tax assets to zero. On November 10, 2003, the Company emerged from Chapter 11 and for the period ended November 10, 2003 recorded income of $377 million related to the discharge of indebtedness. The Company recorded tax expense for the period ended November 10, 2003 of $57 million on this income, which represents a non-cash charge related to a reduction in the value of the Company’s tax basis in its assets as required by the Internal Revenue Code which will effectively increase the Company’s taxable income over the next several years. As a result of this discharge of indebtedness the Company will have significantly lower interest expense in future periods, and based upon projections of the Company’s future domestic taxable income, the Company concluded that it is more likely than not it now will be able to realize its domestic net deferred tax assets. Accordingly,

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

during the period ended November 10, 2003 the Company recorded a decrease in its valuation allowance of $99 million effectively restoring the carrying value of its domestic net deferred tax asset. The Company will continue to monitor the likelihood of realizing its net deferred tax assets and future adjustments to the deferred tax asset valuation allowances will be recorded as necessary.

The difference between the Company's effective income tax rate and the United States statutory rate is reconciled below:

	Successor Company	Predecessor Company
	Period Ended December 31,	Period Ended November 10,	Years Ended December 31,

	2003	2003	2002	2001
U.S. federal statutory rate	35.0%	35.0%	(35.0)%	(35.0)%
State income taxes, net of federal benefit	(0.8)	0.2	(17.9)	(3.9)
Tax effect of foreign operations	13.7	(1.1)	149.4	4.0
Non-deductible goodwill	—	—	—	6.5
Valuation allowance	—	(16.4)	2,056.5	—
Impact of attribute reduction	—	(16.9)	—	—
Fresh Start adjustment	—	(6.2)	—	—
Other	.8	(0.3)	(24.4)	1.1
Total	48.7%	(5.7)%	2,128.6%	(27.3)%

In connection with the Spinoff, GenTek entered into a tax sharing agreement with GCG which requires GenTek to indemnify and hold harmless GCG for consolidated tax liabilities, without limitation, attributable to periods before the Spinoff.

Note 7 – Pension Plans and Other Postretirement Benefits

The Company maintains several defined benefit pension plans covering certain employees in Canada, Ireland and the United States. A participating employee's annual postretirement pension benefit is determined by the employee's credited service and, in most plans, final average annual earnings with the Company. Vesting requirements are from two to five years.

The Company also sponsors several defined contribution pension plans covering certain employees in Canada and the United States. The Company’s contributions are based upon a formula utilizing an employee’s credited service and average annual salary. Vesting requirements are from two to five years. The Company’s cost to provide this benefit was $168, $585, $855, and $816 for the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001, respectively.

The Company also maintains several plans providing postretirement benefits other than pensions covering certain hourly and salaried employees in Canada and the United States. The Company funds these benefits on a pay-as-you-go basis.

Accruals for pension and other post-retirement benefit costs utilize a number of accounting mechanisms that reduce the volatility of reported costs. Differences between actuarial assumptions and

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

actual plan results are deferred and are amortized into expense only when the accumulated differences exceed 10 percent of the greater of the projected benefit obligation or the market-related value of plan assets. If necessary, the excess is amortized over the average remaining service period of active employees. Additionally, the impact of asset performance on pension expense is recognized over a five-year phase-in period though a “market-related” value of assets calculation. Since the market-related value of assets recognizes investment gains or losses over a five-year period, the future value of assets will be impacted as previously deferred gains or losses are recognized.

United States:

	Pension Benefits				Other Postretirement Benefits
	Successor Company	Predecessor Company			Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,		Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001			2002	2001
Components of net periodic benefit cost:
Service cost	$1,262	$3,686	$4,167	$3,825	$232	$1,022	$1,093	$1,003
Interest cost	3,209	9,375	12,138	11,529	685	3,016	3,552	3,149
Expected return on plan assets	(3,052)	(8,916)	(14,649)	(14,075)	—	—	—	—
Amortization of net:
Prior service cost	—	249	300	346	—	(652)	(782)	(739)
(Gain)/loss	—	214	(371)	(778)	—	(19)	32	(426)
Net periodic benefit cost	$1,419	$4,608	$1,585	$847	$917	$3,367	$3,895	$2,987

In addition, during 2003 the Company closed two plant facilities which resulted in curtailment losses recognized of $206 and $2,382 for the pension and other post-retirement benefit plans, respectively, and contractual termination benefits of $6,289 for the pension plan. These amounts were recognized as a component of reorganization items, net.

	Pension Benefits December 31,		Other Postretirement Benefits December 31,
	2003	2002	2003	2002
Change in benefit obligation:
Benefit obligation at prior measurement date	$196,034	$172,139	$57,616	$51,135
Service cost	4,948	4,167	1,254	1,093
Interest cost	12,584	12,138	3,702	3,552
Actuarial loss	26,281	17,776	10,483	5,816
Benefits paid	(10,405)	(9,947)	(4,023)	(3,539)
Plan amendments	—	(239)	—	(441)
Curtailments	(1,659)	—	2,729	—
Special termination benefits	6,289	—	—	—
Benefit obligation at measurement date	$234,072	$196,034	$71,761	$57,616

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

	Pension Benefits December 31,		Other Postretirement Benefits December 31,
	2003	2002	2003	2002
Change in plan assets:
Fair value of assets at prior measurement date	$123,945	$145,162	$—	$—
Actual return on plan assets	17,582	(12,114)	—	—
Employer contributions	1,268	844	4,023	3,539
Benefits paid	(10,405)	(9,947)	(4,023)	(3,539)
Fair value of assets at measurement date	$132,390	$123,945	$—	$—
Reconciliation of funded status:
Funded status	$(101,682)	$(72,089)	$(71,761)	$(57,616)
Unrecognized net:
Prior service cost	—	1,619	—	(1,785)
(Gain)/loss	(1,419)	48,191	(343)	5,137
Net amount recognized	$(103,101)	$(22,279)	$(72,104)	$(54,264)

The accumulated benefit obligations for the defined benefit pension plans were $204,733 and $171,662 at December 31, 2003 and 2002, respectively. All defined benefit pension plans included above had aggregate benefit obligations and accumulated benefit obligations in excess of plan assets at December 31, 2003 and 2002.

The weighted-average assumptions used to determine benefit obligations for the plans were:

	2003	2002	2001
Discount rate	6%	6½ %	7¼ %
Average rate of increase in employee compensation	5%	5%	5%

The weighted-average assumptions used to determine net periodic benefit cost for the plans were:

	2003	2002	2001
Discount rate	6½ %	7¼ %	7½ %
Long-term rate of return on assets	8%	9%	9%
Average rate of increase in employee compensation	5%	5%	5%

The expected long-term rate of return on assets is developed based upon the expected future return of asset classes the plans invest in, along with the expected future mix of investments in the pension trusts. The Company considers historical returns of the pension assets, independent market forecasts and management estimates when developing the expected long-term rate of return on assets.

The health care cost trend rate used in accounting for the medical plans was 11 percent in 2003 (decreasing to 6 percent in the year 2009 and beyond) and 10 percent in 2002 (decreasing to 6 percent in the year 2007 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $5,845 at year-end 2003 and the net periodic cost by $503 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $6,280 at year-end 2003 and the net periodic cost by $539 for the year.

The dates used to measure plan assets and liabilities were October 31, 2003 and 2002 for all plans.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

The pension trust’s weighted-average asset allocations at October 31, 2003 and 2002 were:

	2003	2002
Asset Category
Debt securities	54%	63%
Equity securities	44%	36%
Real estate	2%	1%
	100%	100%

The Company’s investment policy for its pension trusts is to balance risk and return through a diversified portfolio of fixed income securities, equity securities and private equity investments. Maturities for fixed income securities are managed such that sufficient liquidity exists to meet near-term benefit payment obligations. In 2004, the company expects to contribute approximately $21 million to its U.S. pension plan trusts.

Foreign:

	Pension Benefits				Other Postretirement Benefits
	Successor Company	Predecessor Company			Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,		Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001			2002	2001
Components of net periodic benefit cost:
Service cost	$37	$182	$241	$240	$5	$24	$16	$14
Interest cost	117	586	608	575	24	119	74	64
Expected return on plan assets	(123)	(614)	(705)	(786)	—	—	—	—
Amortization of net:
Prior service cost	—	6	6	6	—	—	—	—
(Gain)/loss	—	321	141	—	—	57	7	—
Net periodic benefit cost	$31	$481	$291	$35	$29	$200	$97	$78

-

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

	Pension Benefits December 31,		Other Postretirement Benefits December 31,

	2003	2002	2003	2002

Change in benefit obligation:
Benefit obligation at prior measurement date	$10,633	$9,272	$1,818	$909
Service cost	219	241	29	16
Employee contributions	40	130	—	—
Interest cost	703	608	143	74
Actuarial (gain)/loss	233	(356)	522	853
Foreign currency translation	2,244	1,035	435	9
Benefits paid	(451)	(297)	(60)	(43)

Benefit obligation at measurement date	$13,621	$10,633	$2,887	$1,818

Change in plan assets:
Fair value of assets at prior measurement date	$8,328	$8,198	$—	$—
Actual return on plan assets	1,239	(1,068)	—	—
Employer contributions	1,314	612	60	43
Employee contributions	40	130	—	—
Foreign currency translation	1,923	753	—	—
Benefits paid	(451)	(297)	(60)	(43)

Fair value of assets at measurement date	$12,393	$8,328	$—	$—

Reconciliation of funded status:
Funded status	$(1,228)	$(2,305)	$(2,887)	$(1,818)
Unrecognized net:
Prior service cost	—	20	—	—
Loss	—	4,687	—	856

Net amount recognized	$(1,228)	$2,402	$(2,887)	$(962)

The accumulated benefit obligations for the defined benefit plans were $13,252 and $9,823 at December 31, 2003 and 2002, respectively. For pension plans included above with aggregate benefit obligations and accumulated benefit obligations in excess of plan assets, at December 31, 2003 and 2002, the projected benefit obligations were $8,451 and $6,699, respectively, the accumulated benefit obligations were $8,272 and $6,163, respectively, and the fair values of plan assets for these plans were $6,927 and $4,537, respectively.

The weighted-average assumptions used to determine benefit obligations for the plans were:

	2003		2002		2001

Discount rate	6%		6%		7%
Average rate of increase in employee compensation	3¾	%	3¾	%	5%

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

The weighted-average assumptions used to determine net periodic benefit cost for the plans were:

	2003	2002	2001

Discount rate	6%	7%	7¼ %
Long-term rate of return on assets	8%	8½ %	9%
Average rate of increase in employee compensation	3¾ %	5%	5%

The health care cost trend rate used in accounting for the medical plan was 11 percent in 2003 (decreasing to 6 percent in the year 2009 and beyond) and 10 percent in 2002 (decreasing to 5 percent in the year 2010 and beyond). A one percent increase in the health care trend rate would increase the accumulated postretirement benefit obligation by $543 at year-end 2003 and the net periodic cost by $37 for the year. A one percent decrease in the health care trend rate would decrease the accumulated postretirement benefit obligation by $439 at year-end 2003 and the net periodic cost by $29 for the year.

The dates used to measure plan assets and liabilities were October 31, 2003 and 2002 for all plans. Pension plan assets are invested primarily in stocks, bonds, short-term securities and cash equivalents.

Note 8 – Commitments and Contingencies

Future minimum rental payments for operating leases (primarily for transportation equipment, offices and warehouses) having initial or remaining noncancellable lease terms in excess of one year as of December 31, 2003 are as follows:

Years Ending December 31,
2004	$5,387
2005	4,269
2006	3,392
2007	2,884
2008	2,603
thereafter	293

$18,828

Rental expense for the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001 was $1,617, $9,385, $10,998, and $13,142, respectively.

Environmental Matters

Accruals for environmental liabilities are recorded based on current interpretations of applicable environmental laws and regulations when it is probable that a liability has been incurred and the amount of such liability can be reasonably estimated. Estimates are established based upon information available to management to date, the nature and extent of the environmental liability, the Company’s experience with similar activities undertaken, estimates obtained from outside consultants and the legal and regulatory framework in the jurisdiction in which the liability arose. The potential costs related to

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

environmental matters and their estimated impact on future operations are difficult to predict due to the uncertainties regarding the extent of any required remediation, the complexity and interpretation of applicable laws and regulations, possible modification of existing laws and regulations or the adoption of new laws or regulations in the future, and the numerous alternative remediation methods and their related varying costs. The material components of the Company’s environmental accruals include potential costs, as applicable, for investigation, monitoring, remediation and ongoing maintenance activities at any affected site. Accrued liabilities for environmental matters do not include third-party recoveries nor have they been discounted. Activity in the aggregate accrued liability for environmental matters is summarized as follows:

	2003	2002
Balance at beginning of period	$26,605	$24,657
Accruals	4,026	3,849
Payments	(1,640)	(1,933)
Foreign exchange and other	112	32

Balance at end of period	$29,103	$26,605

Contingencies

The Company is involved in various claims, litigation, administrative proceedings and investigations. Although the amount of any ultimate liability which could arise with respect to these matters cannot be accurately predicted, it is the opinion of management, based upon currently available information, that any such liability will have no material adverse effect on the Company’s financial condition, results of operations or cash flows.

Note 9 – Additional Financial Information

	Successor Company	Predecessor Company

	December 31, 2003	December 31, 2002

Receivables
Trade	$103,032	$123,056
Other	9,903	16,594
Allowance for doubtful accounts	(8,654)	(8,295)

	$104,281	$131,355

	Successor Company	Predecessor Company

	December 31, 2003	December 31, 2002

Inventories
Raw materials	$24,637	$23,957
Work in process	8,475	9,125
Finished products	26,698	25,608
Supplies and containers	2,645	4,270

	$62,455	$62,960

-

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Inventories valued at LIFO amounted to $13,852 and $27,011 at December 31, 2003 and 2002, respectively, which were above and (below) estimated replacement cost by $1 and $(1,114), respectively. The impact of LIFO liquidations in 2003, 2002 and 2001 was not significant.

	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
Property, Plant and Equipment
Land and improvements	$55,507	$31,487
Machinery and equipment	175,223	391,471
Buildings and leasehold improvements	43,181	68,061
Construction in progress	23,768	27,633
	297,679	518,652
Less: accumulated depreciation and amortization	3,565	278,774
	$294,114	$239,878

	Successor Company
	December 31, 2003
	Gross	Accumulated Amortization	Net	Weighted Average Life
Intangible Assets
Patents	$12,947	$120	$12,827	13½ years
Customer Related	39,000	613	38,387	8 years
	51,947	733	51,214
Trademarks – indefinite lived	22,000	—	22,000
	$73,947	$733	$73,214

In conjunction with the adoption of fresh-start accounting (see note 3), the Company has allocated a portion of the reorganization value to reflect identifiable assets at estimated fair values. During the period of successor company operations, the Company recognized $733 of amortization expense. The estimated amortization expense for each of the next 5 years is $6,200 annually. At December 31, 2002, the Company has $745 of intangible assets comprised primarily of non-compete agreements, which were being amortized over five years.

	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
Accrued Liabilities
Wages, salaries and benefits	$24,550	$25,825
Pension obligations	19,038	18
Employee termination costs	2,845	12,565
Bankruptcy obligations	14,944	4,752
Taxes, other than income taxes	5,864	5,097
Other	38,685	34,631
	$105,926	$82,888

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Note 10 – Long-Term Debt

		Successor Company	Predecessor Company
	Maturities	December 31, 2003	December 31, 2002
Revolving credit facility – floating rates	2008	$—	$—
Senior term notes – floating rate	2008	250,000	—
Bank term loans – floating rates	2003-2007	—	463,401
Revolving credit facility – floating rate	2005	—	264,718
Senior Subordinated Notes – 11%	2009	—	193,867
Other debt – various	2003-2018	1,188	697
Total debt		251,188	922,683
Less: current portion		338	101
Liabilities subject to compromise		—	921,986
Net long-term debt		$250,850	$596

Aggregate maturities of long term debt are as follows: 2004, $338; 2005, $344; 2006, $222; 2007, $25; 2008, $250,025; thereafter, $233.

On November 10, 2003, GenTek, substantially all of GenTek’s domestic subsidiaries, and Noma Company (collectively, “the Borrowers”) entered into a $125 million Revolving Credit Facility which matures on November 10, 2008. The facility includes a letter of credit sub-limit of $60 million. The facility is secured by a first priority lien on substantially all of the assets of the Borrowers and 65 percent of the stock of first-tier foreign subsidiaries. The facility bears interest at variable rates based on a base rate or LIBOR plus an applicable margin. The current margins are 1.5 percent for base rate borrowings and 2.5 percent for LIBOR borrowings. The margins are subject to periodic adjustment based upon the financial performance of the Company.

In addition, on November 10, 2003, the Company issued $250 million of senior term debt under the Senior Term Loan Agreement which matures on November 10, 2008. The debt is guaranteed by substantially all of the Company’s direct and indirect domestic subsidiaries, and is secured by second-priority liens on substantially all of the assets of the Company and its direct and indirect domestic subsidiaries and 65 percent of the stock of first-tier foreign subsidiaries. The debt bears interest at variable rates based on LIBOR plus 4.5 percent, subject to a LIBOR floor of 1.5 percent. The rate in effect at December 31, 2003 was 6.0 percent.

The above debt facilities contain debt covenants which impose certain restrictions on the Company’s ability to, among other things, incur additional debt, pay dividends, make investments or sell assets. Additionally, certain asset sale proceeds must be used to repay indebtedness and, beginning in 2005, the Senior Term Loan Credit Agreement provides that the majority of any “excess cash flow” generated in the prior year be used to prepay the senior term debt.

On October 11, 2002, the Company and 31 of its direct and indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code. The filing of a bankruptcy petition resulted

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

in an immediate acceleration of the principal amount and accrued and unpaid interest on the Company’s senior credit facility and 11% Senior Subordinated Notes. Outstanding balances for the pre-petition senior credit facility and the 11% Senior Subordinated Notes were reclassified to liabilities subject to compromise. On the Effective Date, this debt was discharged in accordance with the terms of the Confirmed Plan. See Note 1 for further discussion of the Company’s bankruptcy. The interest rate in effect for the pre-petition revolving credit facility at December 31, 2002 was 5.8 percent. The weighted average interest rate in effect for the term loans at December 31, 2002 was 6.3 percent. The facility was secured by a first priority security interest in all of the capital stock of the Company’s domestic subsidiaries, 65 percent of the capital stock of the Company’s foreign subsidiaries and a security interest in certain real property, intellectual property and other assets of the Company in the United States and Canada.

Commitment fees paid for the Company’s credit facilities were $54, $92, and $624 for the period ended November 10, 2003, and the years ended December 31, 2002, and 2001, respectively. The unused letter of credit balance available under the Company’s credit facilities was $24,322 and $330 at December 31, 2003 and 2002, respectively.

Note 11 – Capital Stock

On the Effective Date all existing equity securities of the Company were cancelled and the Company issued 10,000,000 shares of common stock, no par value. The common stock is subject to certain restrictions on transfer which generally prohibit the transfer of common stock by a holder who holds or would hold more than 4.75 percent of the total value of our outstanding equity securities without the prior written consent of our board of directors. These restrictions will remain in effect until the earlier of November 10, 2005 or the date that the board of directors determines that such restrictions are no longer necessary to protect certain tax benefits.

In addition, the Company issued the following warrants:

	Number of shares covered	Strike Price	Expiration Date
Tranche A	1,173,184	$58.50	November 10, 2006
Tranche B	619,095	$64.50	November 10, 2008
Tranche C	302,366	$71.11	November 10, 2010

The terms of the Tranche A warrants contain a contingent redemption feature, which is triggered by a sale of all or substantially all of the assets of the communications business. Accordingly, these warrants have been classified as temporary equity. The sale of the KRONE communications business triggered the contingent redemption feature. The Company made the required payment of $8.4 million ($7.13 per warrant) on June 30, 2004 and the Tranche A warrants expired.

The Company’s previously issued authorized capital stock consisted of 100,000,000 shares of Common Stock, par value $.01 per share, of which 21,439,310 were outstanding at December 31, 2002, and 40,000,000 shares of Class B Common Stock, par value $.01 per share, which had ten votes per share, were subject to significant restrictions on transfer and was convertible at any time into Common Stock on a share-for-share basis, of which 3,896,860 shares were outstanding at December 31, 2002. The

-

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Common Stock and Class B Common Stock were substantially identical, except for the disparity in voting power, restriction on transfer and conversion provisions.

Note 12 – Stock Incentive Plans

On the Effective Date, the Company adopted a new management and directors incentive plan, under which stock options, restricted stock and other stock–based awards may be granted to employees, officers, and directors. As of December 31, 2003, no awards had been made under this plan and there were 1,000,000 shares authorized and available for grant.

All awards issued under prior incentive plans were cancelled on the effective date. The Company had several long-term incentive plans pursuant to which stock options and other equity-related incentive awards were granted to officers, non-employee directors and other key people. Compensation cost (income) recorded for stock-based compensation under those plans was $3, $(525), and $(86), for the period ended November 10, 2003 and the years ended December 2002, and 2001, respectively.

Information with respect to all stock options is summarized below:

	2003		2002		2001
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	2,841,000	$11.66	3,004,000	$11.60	3,100,700	$12.32
Options granted	—	—	—	—	313,000	2.62
Options exercised	—	—	—	—	21,900	9.43
Options cancelled	2,841,000	11.66	163,000	10.56	387,800	10.26
Outstanding at end of year	—	$—	2,841,000	$11.66	3,004,000	$11.60
Exercisable at end of year	—	$—	1,950,200	$12.45	1,387,400	$13.26

Note 13 – Financial Instruments

Investments

All marketable equity securities are classified as available-for-sale, with net unrealized gains and losses shown as a component of accumulated other comprehensive income (loss). At December 31, 2003 and 2002, there were no marketable equity securities held by the Company. Realized gains and losses are determined on the average cost method. Sales of investments were as follows:

	Years Ended December 31,
	2003	2002	2001
Proceeds	$—	$561	$4,582
Gross realized gains	—	—	$1,123
Gross realized losses	—	$386	$564

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Swap Agreements

The Company periodically enters into interest rate swap agreements to effectively convert a portion of its floating-rate to fixed-rate debt in order to reduce the Company’s exposure to movements in interest rates and achieve a desired proportion of variable versus fixed-rate debt. Such agreements involve the exchange of fixed and floating interest rate payments over the life of the agreement without the exchange of the underlying principal amounts. Accordingly, the impact of fluctuations in interest rates on these interest rate swap agreements is fully offset by the opposite impact on the related debt. Swap agreements are only entered into with strong creditworthy counterparties. All swap agreements in effect in 2001 and 2002 had been designated as cash flow hedges, and all were 100 percent effective. As a result, there is no impact to earnings due to hedge ineffectiveness. As a result of the Filing, the Company discontinued hedge accounting for its interest rate swaps since it was no longer probable that the forecasted variable interest payments would occur. Additionally, a charge of $4,272 was recorded in reorganization items, which represents amounts which would have been reclassified from accumulated other comprehensive income amounts to the statement of operations had interest payments been made during the estimated period of time the Company will be reorganizing under Chapter 11. The Company’s swap agreements were terminated in conjunction with our emergence from Chapter 11. There were no swap agreements outstanding as of December 31, 2003.

Fair Value of Financial Instruments

	Successor Company		Predecessor Company
	December 31, 2003		December 31, 2002
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$251,188	$251,188	$922,683	$425,811

The fair values of cash and cash equivalents, receivables and payables approximate their carrying values due to the short-term nature of the instruments. The fair value of the Company’s long-term debt was based on quoted market prices for traded debt and discounted cash flow analyses on its nontraded debt.

Note 14 – Geographic and Industry Segment Information

GenTek operates through two primary business segments: manufacturing and performance products. As a result of the reclassification of the KRONE communications business to discontinued operations, the communications segment is no longer a reportable segment. The business segments were determined based on several factors including products and services provided and markets served. Each segment is managed separately. The manufacturing segment provides a broad range of engineered components and services to the automotive, appliance and electronic and industrial markets. The performance products segment manufactures a broad range of products and services to four principal markets: environmental services, pharmaceutical and personal care, chemical processing and technology. The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Industry segment information is summarized as follows:

	Net Revenues				Operating Profit (Loss)
	Successor Company	Predecessor Company			Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,		Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001			2002	2001
Manufacturing	$52,855	$373,002	$477,113	$478,488	$3,664	$33,444	$44,807	$(10,831)
Performance Products	39,945	295,980	357,427	360,927	3,508	(2,833)	28,657	(30,444)
Corporate and other	2,620	18,647	26,925	30,800	(2,316)	(10,907)	(9,928)	(10,157)
Consolidated	$95,420	$687,629	$861,465	$870,215	4,856	19,704	63,536	(51,432)
Interest expense					2,453	900	59,342	73,544
Other (income), expense net					(1,370)	(422,235)	8,697	(1,715)
Consolidated income (loss) from continuing operations before income taxes and cumulative effect of a change in accounting principle					$3,773	$441,039	$(4,503)	$(123,261)

	Capital Expenditures				Depreciation and Amortization
	Successor Company	Predecessor Company			Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,		Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,
			2002	2001			2002	2001
Manufacturing	$2,319	$6,449	$15,855	$12,383	$3,005	$14,783	$16,891	$23,043
Performance Products	5,517	18,516	23,808	20,510	1,167	10,134	15,236	21,199
Corporate and other	91	866	1,266	1,949	238	1,257	1,939	1,900
Consolidated	$7,927	$25,831	$40,929	$34,842	$4,410	$26,174	$34,066	$46,142

	Identifiable Assets
	Successor Company	Predecessor Company
	December 31, 2003	December 31, 2002
Manufacturing (1)	$454,040	$369,415
Performance Products	299,120	249,326
Corporate and other	31,797	94,020
Assets held for sale	281,852	244,224
Consolidated	$1,066,809	$956,985

______________

(1)	Includes equity method investments of $20,387 and $18,274, respectively.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Geographic area information is summarized as follows:

	External Revenues(1)				Long-Lived Assets(2)
	Successor Company	Predecessor Company			Successor Company	Predecessor Company
	Period Ended December 31, 2003	Period Ended November 10, 2003	Years Ended December 31,		December 31, 2003	December 31, 2002
			2002	2001
United States	$74,941	$540,052	$698,466	$728,557	$352,201	$272,156
Canada	15,027	108,287	114,521	98,773	188,925	112,881
Other Foreign	5,452	39,290	48,478	42,885	6,163	7,285
Consolidated	$95,420	$687,629	$861,465	$870,215	$547,289	$392,322

______________

(1)	Revenues are attributed to geographic areas based on the locations of customers.
(2)	Represents all non-current assets except deferred tax assets and financial instruments.

Note 15 – Related Party Transactions

Management Agreement

The Company was party to a management agreement with Latona Associates Inc., which is controlled by a former stockholder of the Company, under which the Company received corporate supervisory and administrative services and strategic guidance. Latona waived its right to be paid during the Chapter 11 proceedings. All amounts due to Latona for this period, totaling $4,325, were recorded as a capital contribution. The Company was charged $5,017 and $4,864, for the years 2002 and 2001, respectively. The original management agreement was terminated on the Effective Date. Subsequently, the Company and Latona entered into a new management support services agreement with a one-year term. Pursuant to this agreement, the Company was charged $1,950 during the period ending December 31, 2003.

Other Transactions

GenTek provides GCG with certain administrative services pursuant to a transition support agreement entered into in connection with the Spinoff. For the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002, and 2001, GenTek charged GCG $273, $1,173, $1,383, and $1,355, respectively, related to this agreement. GCG supplies soda ash and calcium chloride to GenTek. For the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002, and 2001, purchases from GCG amounted to $458, $2,252, $2,794, and $4,036, respectively.

GenTek provides Prestolite Wire Corporation (“Prestolite”), a company controlled by a former stockholder of the Company, with corporate and administrative services, pursuant to a management agreement. For the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001, GenTek charged Prestolite $313, $1,568, $2,078 and $2,529, respectively. GenTek and Prestolite buy and sell certain wire and cable products from each other. Purchases from Prestolite for the periods ended December 31, 2003 and November 10, 2003 and the years ended

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

December 31, 2002 and 2001 were $497, $3,355, $11,021 and $9,805, respectively. Sales to Prestolite for the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001 were $2,149, $7,559, $3,761 and $2,613, respectively. In addition, the Company permits Prestolite to utilize a portion of its Nogales, Arizona warehouse, for which Prestolite currently pays the Company a portion of the cost of leasing and operating the facility. Payments from Prestolite for the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001 were $40, $197, $228 and $165, respectively. Certain of Prestolite’s insurance is written under the Company’s policies. Prestolite pays its ratable share of the Company’s premium for this insurance. Payments from Prestolite for the period ended November 10, 2003 and the years ended December 31, 2002 and 2001 were $16, $268 and $111, respectively. Prestolite permits one of the Company’s subsidiaries to share its Southfield, Michigan corporate location. The Company pays Prestolite 25 percent of the cost of leasing and operating the Southfield premises. Payments by the Company for the periods ended December 31, 2003 and November 10, 2003 and the years ended December 31, 2002 and 2001 were $26, $127, $113 and $76, respectively.

Note 16 – Discontinued Operations

On March 25, 2004, the Company signed a definitive agreement to sell its KRONE communications business for $294 million in cash, subject to post-closing adjustments. The transaction was completed on May 18, 2004. The carrying amount of the major classes of assets and liabilities included in the transaction are as follows:

	December 31, 2003	December 31, 2002
Current assets	$156,619	$130,488
Property, plant and equipment	62,050	68,947
Other assets	63,183	44,789
Current liabilities	77,508	79,385
Non-current liabilities	89,738	87,084

The businesses included in discontinued operations had revenues of $46,775, $269,266, $267,068 and $374,205 and pretax profit (loss) of $(490), $(247), $(88,424) and $(122,482) for the periods ended December 31, 2003, November 10, 2003 and the years ended December 31, 2002, and 2001, respectively. The businesses were formerly reported as part of the communications segment, which is no longer a reportable segment as a result of the reclassification of this business to discontinued operations.

GENTEK INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS – (Continued)
(Dollars in thousands, except per share data)

Note 17 – Unaudited Quarterly Information

	Predecessor Company								Successor Company
	2003						Period Ended November 10, 2003
	First		Second		Third				Period Ended December 31, 2003
Net revenues	$197,048		$204,982		$191,257		$94,342		$95,420
Gross profit	27,716		34,070		37,222		20,467		18,661
Net income (loss)	(28,909	)(1)	(9,794	)(2)	(4,781	)(3)	537,876	(4)	1,092	(5)
Earnings (loss) per common share – basic:
Net income (loss)	$(1.13)		$(0.38)		$(0.19)		$21.04		$0.11
Earnings (loss) per common share – diluted:
Net income (loss)	$(1.13)		$(0.38)		$(0.19)		$21.04		$0.11

______________

(1)	Includes reorganization charges of $8,958 and asset impairment charges of $24,661.
(2)	Includes reorganization charges of $24,832.
(3)	Includes reorganization charges of $20,652 and restructuring and asset impairment charges of $3,109.
(4)	Includes reorganization gain of $466,236, restructuring charges of $1,054, and the reversal of valuation allowance related to net domestic deferred tax assets of $72,232.
(5)	Includes restructuring charges of $1,047.

	Predecessor Company
	2002
	First		Second		Third		Fourth
Net revenues	$215,092		$232,495		$213,162		$200,716
Gross profit	38,588		44,526		41,794		35,485
Income (loss) before cumulative effect of a change in accounting principle	(3,148)		(146,213)		(57,832)		7,669
Net income (loss)	(164,273	)(1)	(146,213	)(2)	(57,832	)(3)	7,669	(4)
Earnings (loss) per common share – basic:
Income (loss) before cumulative effect of a change in accounting principle	$(0.12)		$(5.73)		$(2.26)		$0.30
Net income (loss)	$(6.45)		$(5.73)		$(2.26)		$0.30
Earnings (loss) per common share – diluted:
Income (loss) before cumulative effect of a change in accounting principle	$(0.12)		$(5.73)		$(2.26)		$0.30
Net income (loss)	$(6.45)		$(5.73)		$(2.26)		$0.30

______________

(1)	Includes the cumulative effect of a change in accounting principle of $161,125 or $6.33 per share.
(2)	Includes restructuring and impairment charges of $23,618.
(3)	Includes restructuring and impairment charges of $49,722.
(4)	Includes restructuring charges of $4,898.